UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Texas Instruments Incorporated

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 annual meeting of stockholders on Thursday, April 26, 2018, in the auditorium on our property at 12500 TI Boulevard, Dallas, Texas, at 8:30 a.m. (Central time). See “Attendance requirements” for important information about attending the annual meeting. At the meeting we will consider and act upon the following matters:

•	the election of directors for the next year,
•	advisory approval of the company’s executive compensation,
•	approval of the Texas Instruments 2018 Director Compensation Plan,
•	ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2018, and
•	such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 26, 2018, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the internet website, (2) calling the toll-free number or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Cynthia Hoff Trochu

Senior Vice President,

Secretary and

General Counsel

Dallas, Texas

March 13, 2018

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	1

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PROXY STATEMENT – MARCH 13, 2018

EXECUTIVE OFFICES

12500 TI BOULEVARD, DALLAS, TX 75243

MAILING ADDRESS: P.O. BOX 660199, DALLAS, TX 75266-0199

Voting procedures, quorum and attendance requirements

TI’s board of directors requests your proxy for the annual meeting of stockholders on April 26, 2018. If you sign and return the enclosed proxy, or vote by telephone or on the internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 13, 2018. If you come to the meeting, you can vote in person. If you do not come to the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or internet voting instructions, which can be found on the enclosed proxy. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI common stock issued and outstanding and entitled to vote are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Broker non-votes occur when a beneficial owner who holds company stock through a broker does not provide the broker with voting instructions as to any matter on which the broker is not permitted to exercise its discretion and vote without specific instruction.

Shown below is a list of the matters to be considered at the meeting (each of which is discussed elsewhere in this proxy statement), and the vote required for election or approval, as the case may be.

Matter	Required Vote for Election or Approval	Impact of Abstentions or Broker Non-Votes
Election of directors.	Majority of votes present in person or by proxy at the meeting and entitled to be cast in the election with respect to a nominee must be cast for that nominee.	Abstentions have the same effect as votes against. Broker non-votes are not counted as votes for or against.
Advisory vote to approve named executive officer compensation.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.
Proposal to approve the Texas Instruments 2018 Director Compensation Plan.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.
Proposal to ratify appointment of independent registered public accounting firm.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions have the same effect as votes against. (Brokers are permitted to exercise their discretion and vote without specific instruction on this matter. Accordingly, there are no broker non-votes.)
Any other matter that may properly be submitted at the meeting.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.

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Attendance requirements

Attendance at the meeting is limited to stockholders or their legal proxy holders. Each attendee must present a government-issued photo ID and an advance registration form.

If you plan to attend the annual meeting in person, you must print your own advance registration form and bring it to the meeting to gain access.

•	Advance registration forms can be printed by clicking on the “Register for Meeting” button found at www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your notice, proxy card or voting instruction form. You must request your advance registration form by 11:59 p.m. April 25, 2018.
•	If you are unable to print your advance registration form, please call Stockholder Meeting Registration Phone Support (toll free) at 1-844-318-0137 or (international toll call) at 1-925-331-6070 for assistance.
•	On the day of the meeting, you will be required to present valid government-issued photo ID, such as a driver’s license or passport, with your advance registration form. You may be denied entrance if the required identification and form are not presented.

Guest advance registration forms are not available. Exceptions may be granted to stockholders who require a companion in order to facilitate their own attendance (for example, due to a physical disability) by contacting Investor Relations.

Additionally, if you plan to attend as proxy for a stockholder of record, you must present a valid legal proxy from the stockholder of record to you. If you plan to attend as proxy for a street name stockholder, you must present a valid legal proxy from the stockholder of record (i.e., the bank, broker or other holder of record) to the street name stockholder that is assignable and a valid legal proxy from the street name stockholder to you. Stockholders may appoint only one proxy holder to attend on their behalf.

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Election of directors

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: RALPH W. BABB, JR., MARK A. BLINN, TODD M. BLUEDORN, DANIEL A. CARP, JANET F. CLARK, CARRIE S. COX, BRIAN T. CRUTCHER, JEAN M. HOBBY, RONALD KIRK, PAMELA H. PATSLEY, ROBERT E. SANCHEZ and RICHARD K. TEMPLETON.

If you return a proxy that is not otherwise marked, your shares will be voted FOR each of the nominees.

Nominees for directorship

All of the nominees for directorship are directors of the company. For a discussion of each nominee’s qualifications to serve as a director of the company, see “Board diversity and nominee qualifications.” If any nominee becomes unable to serve before the meeting, the persons named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

Directors

RALPH W. BABB, JR. Age 69 Director since 2010 Member, Governance and Stockholder Relations Committee	JANET F. CLARK Age 63 Director since 2015 Member, Audit Committee	RONALD KIRK Age 63 Director since 2013 Member, Governance and Stockholder Relations Committee

MARK A. BLINN Age 56 Director since 2013 Chair, Audit Committee	CARRIE S. COX Age 60 Director since 2004 Member, Governance and Stockholder Relations Committee	PAMELA H. PATSLEY Age 61 Director since 2004 Member, Compensation Committee

TODD M. BLUEDORN Age 54 Director since 2017 Member, Audit Committee	BRIAN T. CRUTCHER Age 45 Director since 2017	ROBERT E. SANCHEZ Age 52 Director since 2011 Chair, Compensation Committee

DANIEL A. CARP Age 69 Director since 1997 Member, Compensation Committee	JEAN M. HOBBY Age 57 Director since 2016 Member, Audit Committee	RICHARD K. TEMPLETON Age 59 Chairman since 2008 and director since 2003

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Director not standing for re-election

WAYNE R. SANDERS Age 70 Lead Director; Chair, Governance and Stockholder Relations Committee

Mr. Sanders, a highly valued director since 1997, has attained the age of 70 and is therefore ineligible under the company’s by-laws to stand for re-election at the 2018 annual meeting. Subject to their re-election by stockholders, Mr. Blinn and Mr. Kirk have been duly elected as new lead director and new GSR chair, respectively, to take effect immediately following the 2018 annual meeting of stockholders.

Director nomination process

The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the Governance and Stockholder Relations Committee (the GSR Committee), which is responsible for reviewing and recommending nominees to the board. The GSR Committee is comprised solely of independent directors as defined by the rules of the NASDAQ Stock Market (NASDAQ) and the board’s corporate governance guidelines. Our board of directors has adopted a written charter for the GSR Committee. It can be found on our website at www.ti.com/corporategovernance.

Director candidate recommendations

It is a long-standing policy of the board to consider prospective board nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the GSR Committee’s consideration can write to the Secretary of the GSR Committee, Texas Instruments Incorporated, P.O. Box 655936, MS 8658, Dallas, TX 75265-5936. The GSR Committee will evaluate the stockholder’s prospective board nominee in the same manner as it evaluates other nominees.

Criteria

In evaluating prospective nominees, the GSR Committee looks for the following minimum qualifications, qualities and skills:

•	Outstanding achievement in the individual’s personal career.
•	Relevant commercial expertise.
•	International operations experience.
•	Financial acumen.
•	Government experience.
•	Soundness of judgment.
•	Ability to make independent, analytical inquiries.
•	Ability to represent the total corporate interests of TI (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).
•	Board diversity (viewpoints, gender, ethnicity).
•	Willingness and ability to devote the time required to perform board activities adequately. Directors should not serve on the boards of more than three other public companies.

Outside board memberships

In evaluating prospective nominees, the GSR Committee will consider the number of other boards on which the individual serves as director, and in particular the board’s policy that directors should not serve on the boards of more than three other public companies.

The board is sensitive to the fact that a director’s service in an executive role at another company can be time consuming. In this regard, the board reviewed Mr. Bluedorn’s outside directorships at Lennox International, Inc. and Eaton Corporation, plc, and determined that they enhance the breadth and depth of experience on the board. Because of these directorships, Mr. Bluedorn brings to the company a unique combination of specialized knowledge and experience in the industrial market, an area in which the company has publicly disclosed its intent to focus R&D investments. He also brings a familiarity with the challenges posed by

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complex international manufacturers. Additionally, Mr. Bluedorn has held senior management positions at United Technologies, such as leading its Otis Elevator and Carrier (HVAC) business, that provide the board with important perspective on the industrial market.

There is a strong consensus among the directors that Mr. Bluedorn is willing and able to devote the time required to perform board activities, and that his service with Lennox and Eaton will not interfere with his duties to the company and its shareholders. Mr. Bluedorn has served on the boards of Lennox and Eaton since 2007 and 2010, respectively, so his familiarity with his roles and responsibilities at those organizations enables him to devote the balance of his time to his service on the board. Also, two of Mr. Bluedorn’s directorships (Lennox and TI) are located within ten miles of each other in the Dallas, Texas area, and Mr. Bluedorn’s exemplary attendance record at both Lennox and Eaton, as well as at the company, indicate his commitment to devoting sufficient time to board duties.

Stockholder nomination of directors

Under the company’s by-laws, a stockholder, or a group of up to 20 stockholders, owning at least 3 percent of the company’s outstanding common stock continuously for at least three years, may nominate and include in the company’s proxy materials director nominees constituting up to the greater of two individuals or 20 percent of the board of directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the by-laws.

The company’s by-laws also allow stockholders to nominate directors without involving the GSR Committee or including the nominee in the company’s proxy materials. To do so, stockholders must comply with the requirements set forth in the by-laws, which can be found on our website at www.ti.com/corporategovernance.

Director nominees

All nominees for directorship are currently directors of the company, including Mr. Crutcher, who was elected to the board effective July 19, 2017. He is the only director nominee at the 2018 annual meeting of stockholders who is standing for election by the stockholders for the first time.

The board believes its current size is within the desired range as stated in the board’s corporate governance guidelines.

Diversity and qualifications

As indicated by the criteria above, the board prefers a mix of background and experience among its members. The board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at the company. Maintaining a balance of tenure among the directors is part of the board’s consideration. Longer-serving directors bring valuable experience with the company and familiarity with the strategic and operational challenges it has faced over the years, while newer directors bring fresh perspectives and ideas. To help maintain this balance, the company has a mandatory retirement policy, pursuant to which directors cannot stand for election after reaching age 70. The effectiveness of the board’s approach to board composition decisions is evidenced by the directors’ participation in the insightful and robust, yet respectful, deliberation that occurs at board and committee meetings, and in shaping the agendas for those meetings.

Nominee assessment

As it considered director nominees for the 2018 annual meeting, the board kept in mind that the most important issues it considers typically relate to the company’s strategic direction; succession planning for senior executive positions; the company’s financial performance; the challenges of running a large, complex enterprise, including the management of its risks; major acquisitions and divestitures; and significant research and development (R&D) and capital investment decisions. These issues arise in the context of the company’s operations, which primarily involve the manufacture and sale of semiconductors all over the world into industrial, automotive, personal electronics, communications equipment and enterprise systems markets.

As described below, each of our director nominees has achieved an extremely high level of success in his or her career, whether at multi-billion dollar, multinational corporate enterprises or significant governmental organizations. In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel and processes of large, complex organizations. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Ten of the director nominees have experience in serving on the board of directors of at least one other major corporation, and one has served in high political office, all of which provides additional relevant experience on which each nominee can draw.

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In concluding that each nominee should serve as a director, the board relied on the specific experiences and attributes listed below and on the direct personal knowledge, born of previous service on the board, that each of the nominees brings insight to board deliberations as well as a willingness to ask challenging questions.

Mr. Babb

•	As chairman and CEO of Comerica Incorporated and Comerica Bank (2002-present) and through a long career in banking, has gained first-hand experience in managing large, complex institutions, as well as insight into financial markets.
•	As Audit Committee chair at the company (2013-April 20, 2017), chief financial officer of Comerica Incorporated and Comerica Bank (1995-2002), controller and later chief financial officer of Mercantile Bancorporation (1978-1995), and auditor and later audit manager at the accounting firm of Peat Marwick Mitchell & Co. (1971-1978), has gained extensive audit knowledge and experience in audit- and financial control-related matters.

Mr. Blinn

•	As CEO and a director of Flowserve Corporation (2009-2017), has gained first-hand experience in managing a large, multinational corporation operating in global industrial markets, with ultimate management responsibility for the organization’s financial performance and significant capital and R&D investments.
•	As Audit Committee chair at the company (April 21, 2017-present), chief financial officer of Flowserve Corporation (2004-2009), chief financial officer of FedEx Kinko’s Office and Print Services Inc. (2003-2004) and vice president and controller of Centex Corporation (2000-2002), has developed a keen appreciation for audit- and financial control-related matters. Is also a director of Kraton Corporation (2017-present).

Mr. Bluedorn

•	As chairman (2012-present) and CEO and a director (2007-present) of Lennox International Inc., has gained first-hand experience in managing a large, multinational corporation operating in global industrial markets, with ultimate management responsibility for the corporation’s financial performance and its significant investments in capital and R&D. Is also a director of Eaton Corporation plc (2010-present).

Mr. Carp

•	As chairman and CEO (2000-2005) and president (1997-2001, 2002-2003) of Eastman Kodak Company, has gained first-hand experience in managing a large, multinational corporation focused on worldwide electronics markets, with ultimate management responsibility for the corporation’s financial performance and its significant investments in capital and R&D.
•	As a director of Delta Air Lines, Inc. (2007-present), a director of Norfolk Southern Corporation (2006-present) and a director of Liz Claiborne, Inc. (2006-2009), has helped oversee the strategy and operations of major multinational corporations in various industries, including some that are capital-intensive.

Ms. Clark

•	As executive vice president (2007-2013) and chief financial officer (2004-2013) of Marathon Oil Corporation, has developed a keen appreciation for audit- and financial control-related matters.
•	As a director of Goldman Sachs Private Middle Market Credit LLC (2016-present), Goldman Sachs BDC, Inc. (2015-present) and EOG Resources, Inc. (2014-present) and as a former director of Exterran Holdings, Inc. (and its predecessor company, Universal Compression Holdings, Inc.) (2003-2011) and Dell Inc. (2011-2013), has helped oversee the strategy and operations of other large, multinational corporations, including one with a focus on technology.

Ms. Cox

•	As chairman (2013-present), CEO and a director (2010-present) of Humacyte, Inc., executive vice president and president of Global Pharmaceuticals at Schering-Plough Corporation (2003-2009) and executive vice president and president of Global Prescription Business at Pharmacia Corporation (1997-2003), has gained first-hand experience in managing large, multinational organizations focused on medical-related markets, with responsibility for those organizations’ financial performance and significant capital and R&D investments. Is also a director of Cardinal Health, Inc. (2009-present) and Celgene Corporation (2009-present).

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Mr. Crutcher

•	As a TI employee for over 20 years, serving the last seven years at a senior level at the company, including senior vice president (2010-2014), executive vice president (2014-present), chief operating officer (January 19, 2017-present) and director (July 19, 2017-present), has experience leading large, complex semiconductor operations and keen insight into the current and future state of the semiconductor industry.

Ms. Hobby

•	As global strategy officer (2013-2015), technology, media and telecom sector leader (2008-2013) and chief financial officer (2005-2008) at PricewaterhouseCoopers LLP, has gained extensive audit knowledge and experience in audit- and financial control-related matters and technology.
•	As a director of Integer Holdings Corporation (and its predecessor company, Greatbatch, Inc.) (2015-present), and CA, Inc. (February 1, 2018-present), has helped oversee the strategy and operations of other multinational corporations.

Mr. Kirk

•	As U.S. Trade Representative (2009-2013), has gained first-hand experience in managing a complex organization that operates on an international scale and developed insight into issues bearing on global economic activity, international trade policies and strategies and the workings of foreign governments.
•	As Senior Of Counsel of Gibson, Dunn & Crutcher LLP (2013-present), and as a partner of Vinson & Elkins, LLP (2005-2009), has gained first-hand experience as an advisor to numerous multinational companies.
•	As a director of Brinker International, Inc. (1997-2009), Dean Foods Company (1997-2009), and Macquarie Infrastructure Corporation (2016-present), has helped oversee the strategy and operations of other large corporations.

Ms. Patsley

•	As executive chairman (2016-February 2, 2018) and chairman and CEO (2009-2015) of MoneyGram International, Inc., senior executive vice president of First Data Corporation (2000-2007) and president and CEO of Paymentech, Inc. (1991-2000), has gained first-hand experience in managing large, multinational organizations, including the application of technology in the financial services sector, with ultimate management responsibility for financial performance and significant capital investments.
•	As Audit Committee chair at the company (2006-2013), a member of the audit committee at Dr Pepper Snapple Group, Inc., chief financial officer of First USA, Inc. (1987-1994) and an auditor at KPMG Peat Marwick for almost six years before joining First USA, has developed a keen appreciation for audit- and financial control-related matters.
•	As a director of Dr Pepper Snapple Group, Inc. (2008-present), Hilton Grand Vacations, Inc. (January 2017-present) and a director of Molson Coors Brewing Company (2005-2009), has helped oversee the strategy and operations of other major multinational corporations.

Mr. Sanchez

•	As chairman and CEO (2013-present), president (2012-2014) and chief operating officer (2012) of Ryder System, Inc. and as president of its Global Fleet Management Solutions business segment (2010-2012), has gained first-hand experience in managing a large, multinational, transportation-related organization, with responsibility for the organization’s financial performance and significant capital investments.
•	As executive vice president and chief financial officer (2007-2010) and as senior vice president and chief information officer (2003-2005) of Ryder System, Inc., has developed a keen appreciation for audit- and financial control-related issues and gained first-hand experience with all technology-related functions of a large, multinational corporation focused on transportation and logistics.

Mr. Templeton

•	As a 37-year veteran of the semiconductor industry, serving the last 22 years at a senior level at the company, including as chairman since 2008, CEO since 2004 and director since 2003, has developed a deep knowledge of all aspects of the company and of the semiconductor industry.

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Communications with the board

Stockholders and others who wish to communicate with the board, a board committee or an individual director may write to them at: P.O. Box 655936, MS 8658, Dallas, TX 75265-5936. All communications sent to this address will be shared with the board, committee or individual director as applicable.

Corporate governance

The board has a long-standing commitment to responsible and effective corporate governance. We annually conduct extensive governance reviews and engage in investor outreach specific to governance and executive compensation matters. The board’s corporate governance guidelines (which include the director independence standards), the charters of each of the board’s committees, TI’s code of conduct, our code of ethics for our CEO and senior financial officers and our by-laws are available on our website at www.ti.com/corporategovernance. Stockholders may request copies of these documents free of charge by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

Annual meeting attendance

It is a policy of the board to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and board members. In 2017, all directors then in office and standing for re-election attended TI’s annual meeting of stockholders.

Director independence

The board has determined that each of our directors is independent except for Mr. Templeton and Mr. Crutcher. In connection with this determination, information was reviewed regarding directors’ business and charitable affiliations, directors’ immediate family members and their employers, and any transactions or arrangements between the company and such persons or entities. The board has adopted the following standards for determining independence.

A.	In no event will a director be considered independent if:
1.	He or she is a current partner of or is employed by the company’s independent auditors;
2.	A family member of the director is (a) a current partner of the company’s independent auditors or (b) currently employed by the company’s independent auditors and personally works on the company’s audit;
3.	Within the current or preceding three fiscal years he or she was, and remains at the time of the determination, a partner in or a controlling shareholder, an executive officer or an employee of an organization that in the current year or any of the past three fiscal years (a) made payments to, or received payments from, the company for property or services, (b) extended loans to or received loans from, the company, or (c) received charitable contributions from the company, in an amount or amounts which, in the aggregate in such fiscal year, exceeded the greater of $200,000 or 2 percent of the recipient’s consolidated gross revenues for that year (for purposes of this standard, “payments” excludes payments arising solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs); or
4.	Within the current or preceding three fiscal years a family member of the director was, and remains at the time of the determination, a partner in or a controlling shareholder or an executive officer of an organization that in the current year or any of the past three fiscal years (a) made payments to, or received payments from, the company for property or services, (b) extended loans to or received loans from the company, or (c) received charitable contributions from the company, in an amount or amounts which, in the aggregate in such fiscal year, exceeded the greater of $200,000 or 2 percent of the recipient’s consolidated gross revenues for that year (for purposes of this standard, “payments” excludes payments arising solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs).

B.	In no event will a director be considered independent if, within the preceding three years:
1.	He or she was employed by the company (except in the capacity of interim chairman of the board, chief executive officer or other executive officer, provided the interim employment did not last longer than one year);
2.	He or she received more than $120,000 during any twelve-month period in compensation from the company (other than (a) compensation for board or board committee service, (b) compensation received for former service lasting no longer than one year as an interim chairman of the board, chief executive officer or other executive officer and (c) benefits under a tax-qualified retirement plan, or non-discretionary compensation);
3.	A family member of the director was employed as an executive officer by the company;

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4.	A family member of the director received more than $120,000 during any twelve-month period in compensation from the company (excluding compensation as a non-executive officer employee of the company);
5.	He or she was (but is no longer) a partner or employee of the company’s independent auditors and worked on the company’s audit within that time;
6.	A family member of the director was (but is no longer) a partner or employee of the company’s independent auditors and worked on the company’s audit within that time;
7.	He or she was an executive officer of another entity at which any of the company’s current executive officers at any time during the past three years served on that entity’s compensation committee; or
8.	A family member of the director was an executive officer of another entity at which any of the company’s current executive officers at any time during the past three years served on that entity’s compensation committee.

C.	No member of the Audit Committee may accept directly or indirectly any consulting, advisory or other compensatory fee from the company, other than in his or her capacity as a member of the board or any board committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service). In addition, no member of the Audit Committee may be an affiliated person of the company except in his or her capacity as a director.

D.	With respect to service on the Compensation Committee, the board will consider all factors that it deems relevant to determining whether a director has a relationship to the company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:
1.	The source of compensation of the director, including any consulting, advisory or compensatory fee paid by the company to the director; and
2.	Whether the director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

E.	For any other relationship, the determination of whether it would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.

For purposes of these independence determinations, “company” and “family member” will have the same meaning as under NASDAQ rules.

Board organization

Board and committee meetings

During 2017, the board held nine meetings. The board has three standing committees described below. The committees of the board collectively held 18 meetings in 2017. Each director attended at least 86 percent of the board and relevant committee meetings combined. Overall attendance at board and committee meetings was approximately 96 percent.

Committees of the board

Audit Committee

The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. All members of the Audit Committee are independent under NASDAQ rules and the board’s corporate governance guidelines. From July 20, 2016, to April 20, 2017, the committee members were Mr. Babb (chair), Mr. Blinn, Ms. Clark and Ms. Hobby, with Mr. Bluedorn joining the committee March 1, 2017. Since April 21, 2017, the committee members have been Mr. Blinn (chair), Mr. Bluedorn, Ms. Clark and Ms. Hobby. The Audit Committee is generally responsible for:

•	Appointing, compensating, retaining and overseeing TI’s independent registered public accounting firm.
•	Reviewing the annual report of TI’s independent registered public accounting firm related to quality control.
•	Reviewing TI’s annual and quarterly reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.
•	Reviewing TI’s audit plans.
•	Reviewing before issuance TI’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.

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•	Discussing TI’s audited financial statements with management and the independent registered public accounting firm, including a discussion with the firm regarding the matters required to be reviewed under applicable legal or regulatory requirements.
•	Reviewing relationships between the independent registered public accounting firm and TI.
•	Reviewing and discussing the adequacy of TI’s internal accounting controls and other factors affecting the integrity of TI’s financial reports with management and with the independent registered public accounting firm.
•	Creating and periodically reviewing TI’s whistleblower policy.
•	Reviewing TI’s risk assessment and risk management policies.
•	Reviewing TI’s compliance and ethics program.
•	Reviewing a report of compliance of management and operating personnel with TI’s code of conduct, including TI’s conflict of interest policy.
•	Reviewing TI’s non-employee-related insurance programs.
•	Reviewing changes, if any, in major accounting policies of the company.
•	Reviewing trends in accounting policy changes that are relevant to the company.
•	Reviewing the company’s policy regarding investments and financial derivative products.

The board has determined that all members of the Audit Committee are financially sophisticated, as the board has interpreted such qualifications in its business judgment. In addition, the board has designated Mr. Blinn as the audit committee financial expert as defined in the Securities Exchange Act of 1934, as amended.

The Audit Committee met six times in 2017. The Audit Committee holds regularly scheduled meetings and reports its activities to the board. The committee also continued its long-standing practice of meeting directly with our internal audit staff to discuss the audit plan and to allow for direct interaction between Audit Committee members and our internal auditors. See page 43 for a report of the committee.

Compensation Committee

All members of the Compensation Committee are independent. From April 21, 2016, to April 20, 2017, the committee members were Mr. Sanchez (chair), Mr. Carp, Ms. Patsley and Christine Todd Whitman (who retired from the board in April 2017). Since April 21, 2017, the committee members have been Mr. Sanchez (Chair), Mr. Carp and Ms. Patsley. The committee is responsible for:

•	Reviewing the performance of the CEO and determining his compensation.
•	Setting the compensation of the company’s other executive officers.
•	Overseeing administration of employee benefit plans.
•	Making recommendations to the board regarding:
¡	Institution and termination of, revisions in and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) require board approval.
¡	Reservation of company stock for use as awards of grants under plans or as contributions or sales to any trustee of any employee benefit plan.
•	Taking action as appropriate regarding the institution and termination of, revisions in and actions under employee benefit plans that are not required to be approved by the board.
•	Appointing, setting the compensation of, overseeing and considering the independence of any compensation consultant or other advisor.

The Compensation Committee met six times in 2017. The Compensation Committee holds regularly scheduled meetings, reports its activities to the board, and consults with the board before setting annual executive compensation. See page 30 for a report of the committee.

In performing its functions, the committee is supported by the company’s Human Resources organization. The committee has the authority to retain any advisors it deems appropriate to carry out its responsibilities. The committee retained Pearl Meyer & Partners as its compensation consultant for the 2017 compensation cycle. The committee instructed the consultant to advise it directly on executive compensation philosophy, strategies, pay levels, decision-making processes and other matters within the scope of the committee’s charter. Additionally, the committee instructed the consultant to assist the company’s Human Resources organization in its support of the committee in these matters with such items as peer-group assessment, analysis of the executive compensation market, and compensation recommendations.

12	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

The Compensation Committee considers it important that its compensation consultant’s objectivity not be compromised by other engagements with the company or its management. In support of this belief, the committee has a policy on compensation consultants, a copy of which may be found on www.ti.com/corporategovernance. During 2017, the committee determined that its compensation consultant was independent of the company and had no conflict of interest.

The Compensation Committee considers executive compensation in a multistep process that involves the review of market information, performance data and possible compensation levels over several meetings leading to the annual determinations in January. Before setting executive compensation, the committee reviews the total compensation and benefits of the executive officers and considers the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.

The CEO and the senior vice president responsible for Human Resources, who is an executive officer, are regularly invited to attend meetings of the committee. The CEO is excused from the meeting during any deliberations or vote on his compensation. No executive officer determines his or her own compensation or the compensation of any other executive officer. As members of the board, the members of the committee receive information concerning the performance of the company during the year and interact with our management. The CEO gives the committee and the board an assessment of his own performance during the year just ended. He also reviews the performance of the other executive officers with the committee and makes recommendations regarding their compensation. The senior vice president responsible for Human Resources assists in the preparation of and reviews the compensation recommendations made to the committee other than for her compensation.

The Compensation Committee’s charter provides that it may delegate its power, authority and rights with respect to TI’s long-term incentive plans, employee stock purchase plan and employee benefit plans to (i) one or more committees of the board established or delegated authority for that purpose; or (ii) employees or committees of employees except that no such delegation may be made with respect to compensation of the company’s executive officers.

Pursuant to that authority, the Compensation Committee has delegated to a special committee established by the board the authority to, among other things, grant a limited number of stock options and restricted stock units (RSUs) under the company’s long-term incentive plans. The sole member of the special committee is Mr. Templeton. The special committee has no authority to grant, amend or terminate any form of compensation for TI’s executive officers. The Compensation Committee reviews all activity of the special committee.

Governance and Stockholder Relations Committee

All members of the GSR Committee are independent. From April 21, 2016, to April 20, 2017, the committee members were Mr. Sanders (chair), Ms. Cox and Mr. Kirk. Since April 21, 2017, the committee members have been Mr. Sanders (Chair), Mr. Babb, Ms. Cox and Mr. Kirk. The GSR Committee is generally responsible for:

•	Making recommendations to the board regarding:
¡	The development and revision of our corporate governance principles.
¡	The size, composition and functioning of the board and board committees.
¡	Candidates to fill board positions.
¡	Nominees to be designated for election as directors.
¡	Compensation of board members.
¡	Organization and responsibilities of board committees.
¡	Succession planning by the company.
¡	Issues of potential conflicts of interest involving a board member raised under TI’s conflict of interest policy.
¡	Election of executive officers of the company.
¡	Topics affecting the relationship between the company and stockholders.
¡	Public issues likely to affect the company.
¡	Responses to proposals submitted by stockholders.
•	Reviewing:
¡	Contribution policies of the company and the TI Foundation.
¡	Scope of activities of the company’s political action committee.
¡	Revisions to TI’s code of conduct.
•	Electing officers of the company other than the executive officers.
•	Overseeing an annual evaluation of the board and the committee.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	13

The GSR Committee met six times in 2017. The GSR Committee holds regularly scheduled meetings and reports its activities to the board. See “Director candidate recommendations” and “Stockholder nomination of directors” for a discussion of stockholder nominations and recommendations and “Communications with the board” for details on how to contact the board.

Board leadership structure

The board’s current leadership structure combines the positions of chairman and CEO, and includes a lead director who presides at executive sessions and performs the duties listed below. The board believes that this structure, combined with its other practices (such as (a) including on each board agenda an opportunity for the independent directors to comment on and influence the proposed strategic agenda for future meetings and (b) holding an executive session of the independent directors at each board meeting), allows it to maintain the active engagement of independent directors and appropriate oversight of management.

The lead director is elected by the independent directors annually. The independent directors have elected Mr. Sanders to serve as lead director until April 26, 2018, on which date Mr. Blinn will become lead director subject to his re-election by stockholders. The duties of the lead director are to:

•	Preside at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;
•	Serve as liaison between the chairman and the independent directors;
•	Approve information sent to the board;
•	Approve meeting agendas for the board;
•	Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication.

In addition, the lead director has authority to call meetings of the independent directors.

The board, led by its GSR Committee, regularly reviews the board’s leadership structure. The board’s consideration is guided by two questions: would stockholders be better served and would the board be more effective with a different structure. The board’s views are informed by a review of the practices of other companies and insight into the preferences of top stockholders, as gathered from face-to-face dialogue and review of published guidelines. The board also considers how board roles and interactions would change if its leadership structure changed. The board’s goal is for each director to have an equal stake in the board’s actions and equal accountability to the corporation and its stockholders.

The board continues to believe that there is no uniform solution for a board leadership structure. Indeed, the company has had varying board leadership models over its history, at times separating the positions of chairman and CEO and at times combining the two, and now utilizing a lead director.

Risk oversight by the board

It is management’s responsibility to assess and manage the various risks TI faces. It is the board’s responsibility to oversee management in this effort. In exercising its oversight, the board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks TI faces as falling into the following categories: strategic, operational, financial and compliance. The board as a whole has oversight responsibility for the company’s strategic and operational risks (e.g., major initiatives, competitive markets and products, sales and marketing, and R&D). Throughout the year the CEO discusses these risks with the board during strategy reviews that focus on a particular business or function. In addition, at the end of the year, the CEO provides a formal report on the top strategic and operational risks.

TI’s Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared by the board committees. For example, the Audit Committee oversees compliance with the company’s code of conduct and finance- and accounting-related laws and policies, as well as the company’s compliance program itself; the Compensation Committee oversees compliance with the company’s executive compensation plans and related laws and policies; and the GSR Committee oversees compliance with governance-related laws and policies, including the company’s corporate governance guidelines.

The Audit Committee oversees the company’s approach to risk management as a whole. It reviews the company’s risk management process at least annually by means of a presentation by the CFO.

14	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

The board’s leadership structure is consistent with the board and committees’ roles in risk oversight. As discussed above, the board has found that its current structure and practices are effective in fully engaging the independent directors. Allocating various aspects of risk oversight among the committees provides for similar engagement. Having the chairman and CEO review strategic and operational risks with the board ensures that the director most knowledgeable about the company, the industry in which it operates and the competition and other challenges it faces shares those insights with the board, providing for a thorough and efficient process.

Director compensation

The GSR Committee has responsibility for reviewing and making recommendations to the board on compensation for non-employee directors, with the board making the final determination. The committee has no authority to delegate its responsibility regarding director compensation. In carrying out this responsibility, it is supported by TI’s Human Resources organization. The CEO, the senior vice president responsible for Human Resources and the Secretary review the recommendations made to the committee. The CEO also votes, as a member of the board, on the compensation of non-employee directors.

The compensation arrangements in 2017 for the non-employee directors were:

•	Annual retainer of $85,000 for board and committee service.
•	Additional annual retainer of $25,000 for service as the lead director.
•	Additional annual retainer of $30,000 for service as chair of the Audit Committee; $20,000 for service as chair of the Compensation Committee; and $15,000 for service as chair of the GSR Committee.
•	Annual grant of a 10-year option to purchase TI common stock pursuant to the terms of the Texas Instruments 2009 Director Compensation Plan (Director Plan), which was approved by stockholders in April 2009. The grant date value is $100,000, determined using a Black-Scholes option-pricing model (subject to the board’s ability to adjust the grant downward). These non-qualified options become exercisable in four equal annual installments beginning on the first anniversary of the grant and also will become fully exercisable in the event of termination of service following a change in control (as defined in the Director Plan) of TI. If a director’s service terminates due to death, disability or ineligibility to stand for re-election under the company’s by-laws, or after the director has completed eight years of service, then all outstanding options held by the director shall continue to become exercisable in accordance with their terms. If a director’s service terminates for any other reason, all outstanding options held by the director shall be exercisable for 30 days after the date of termination, but only to the extent such options were exercisable on the date of termination.
•	Annual grant of restricted stock units pursuant to the Director Plan with a grant date value of $100,000 (subject to the board’s ability to adjust the grant downward). The restricted stock units vest on the fourth anniversary of their date of grant and upon a change in control as defined in the Director Plan. If a director is not a member of the board on the fourth anniversary of the grant, restricted stock units will nonetheless settle (i.e., the shares will issue) on such anniversary date if the director has completed eight years of service prior to termination or the director’s termination was due to death, disability or ineligibility to stand for re-election under the company’s by-laws. The director may defer settlement of the restricted stock units at his or her election. Upon settlement, the director will receive one share of TI common stock for each restricted stock unit. Dividend equivalents are paid on the restricted stock units at the same rate as dividends on TI common stock. The director may defer receipt of dividend equivalents.
•	$1,000 per day compensation for other activities designated by the chairman.
•	A one-time grant of 2,000 restricted stock units upon a director’s initial election to the board.

The board has determined that annual grants of equity compensation to non-employee directors will be timed to occur when grants are made to our U.S. employees in connection with the annual compensation review process. Accordingly, such equity grants to non-employee directors are made in January. See “Process for equity grants” for a discussion regarding the timing of equity compensation grants.

Directors are not paid a fee for meeting attendance, but we reimburse non-employee directors for their travel, lodging and related expenses incurred in connection with attending board, committee and stockholders meetings and other designated events. In addition, non-employee directors may travel on company aircraft to and from these meetings and other designated events.

Under the Director Plan, some directors have chosen to defer all or part of their cash compensation until they leave the board (or certain other specified times). These deferred amounts were credited to either a cash account or stock unit account. Cash accounts earn interest from TI at a rate currently based on Moody’s Seasoned Aaa Corporate Bonds. For 2017, that rate was 3.44 percent. Stock unit accounts fluctuate in value with the underlying shares of TI common stock, which will be issued after the deferral period. Dividend equivalents are paid on these stock units. Directors may also defer settlement of the restricted stock units they receive.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	15

We have arrangements with certain customers whereby our employees may purchase consumer products containing TI components at discounted pricing. In addition, the TI Foundation has an educational and cultural matching gift program. In both cases, directors are entitled to participate on the same terms and conditions available to employees.

Non-employee directors are not eligible to participate in any TI-sponsored pension plan.

2017 director compensation

The following table shows the compensation of all persons who were non-employee members of the board during 2017 for services in all capacities to TI in 2017.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)
R. W. Babb, Jr.	$95,000	$99,947	$99,988	—	—	$40	$294,975
M. A. Blinn	$105,000	$99,947	$99,988	—	—	$40	$304,975
T. M. Bluedorn	$70,833	$156,300	—	—	—	$40	$227,173
D. A. Carp	$85,000	$99,947	$99,988	—	—	$893	$285,828
J. F. Clark	$85,000	$99,947	$99,988	—	—	$20,040	$304,975
C. S. Cox	$85,000	$99,947	$99,988	—	$5,520	$40	$290,495
J. M. Hobby	$85,000	$99,947	$99,988	—	—	$40	$284,975
R. Kirk	$85,000	$99,947	$99,988	—	—	$40	$284,975
P. H. Patsley	$85,000	$99,947	$99,988	—	—	$40	$284,975
R. E. Sanchez	$113,333	$99,947	$99,988	—	—	$10,040	$323,308
W. R. Sanders	$116,667	$99,947	$99,988	—	—	$893	$317,495
C. T. Whitman	$28,335	$99,947	$99,988	—	—	$40	$228,310

(1)	Mr. Bluedorn was elected to the board effective March 1, 2017. Ms. Whitman, an independent director, reached the age of 70 by the date of the 2017 annual meeting and therefore was ineligible under the company’s by-laws to stand for re-election at the meeting.

(2)	Includes amounts deferred at the director’s election.

(3)	Shown is the aggregate grant date fair value of restricted stock units granted in 2017 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification™ Topic 718, Compensation-Stock Compensation (ASC 718). The discussion of the assumptions used for purposes of calculating the grant date fair value appears in Note 4 to the financial statements contained in Item 8 (“Note 4 to the financial statements”) in TI’s annual report on Form 10-K for the year ended December 31, 2017. Each restricted stock unit represents the right to receive one share of TI common stock. For restricted stock units granted prior to 2007, shares are issued at the time of mandatory retirement from the board (age 70) or upon the earlier of termination of service from the board after completing eight years of service or death or disability. For information regarding share issuances under restricted stock units granted after 2006, see the discussion on pages 34-35. The table below shows the aggregate number of shares underlying outstanding restricted stock units held by the named individuals as of December 31, 2017. The value shown for Mr. Bluedorn represents the one-time restricted stock unit grant he received upon his initial election to the board.

Name	Restricted Stock Units (in Shares)
R. W. Babb, Jr.	18,296
M. A. Blinn	9,271
T. M. Bluedorn	2,000
D. A. Carp	34,960
J. F. Clark	5,150
C. S. Cox	28,296
J. M. Hobby	3,261
R. Kirk	7,271
P. H. Patsley	9,271
R. E. Sanchez	7,271
W. R. Sanders	16,871
C. T. Whitman	20,100

16	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

(4)	Shown is the aggregate grant date fair value of options granted in 2017 calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of calculating the grant date fair value appears in Note 4 to the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2017. The terms of these options are as set forth on page 34 except that for options granted before 2010, the grant becomes fully exercisable upon a change in control of TI. The table below shows the aggregate number of shares underlying outstanding stock options held by the named individuals as of December 31, 2017.

Name	Options (in Shares)
R. W. Babb, Jr.	53,642
M. A. Blinn	21,903
T. M. Bluedorn	—
D. A. Carp	53,642
J. F. Clark	16,055
C. S. Cox	82,800
J. M. Hobby	6,065
R. Kirk	38,893
P. H. Patsley	89,800
R. E. Sanchez	38,893
W. R. Sanders	38,893
C. T. Whitman	89,800

(5)	SEC rules require the disclosure of earnings on deferred compensation to the extent that the interest rate exceeds a specified rate (Federal Rate), which is 120 percent of the applicable federal long-term interest rate with compounding. Under the terms of the Director Plan, deferred compensation cash amounts earn interest at a rate based on Moody’s Seasoned Aaa Corporate Bonds. For 2017, this interest rate exceeded the Federal Rate by 1.18 percentage points. Shown is the amount of interest earned on the directors’ deferred compensation accounts that was in excess of the Federal Rate.

(6)	Consists of (a) the annual cost ($40 per director) of premiums for travel and accident insurance policies, (b) contributions under the TI Foundation matching gift program of $20,000 for Ms. Clark and $10,000 for Mr. Sanchez and (c) for Messrs. Carp and Sanders, third-party administration fees for the Director Award Program. Each director whose service commenced prior to June 20, 2002, is eligible to participate in the Director Award Program, a charitable donation program under which we will contribute a total of $500,000 per eligible director to as many as three educational institutions recommended by the director and approved by us. The contributions are made following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company. In accordance with SEC rules, we have included the company’s annual costs under the program in All Other Compensation of the directors who participate. The cost attributable to each of Messrs. Carp and Sanders for their participation in this program was $853.

Executive compensation

We are providing shareholders the opportunity to cast advisory votes on named executive officer compensation as required by Section  14A of the Securities Exchange Act.

Proposal regarding advisory approval of the company’s executive compensation

The “named executive officers” are the chief executive officer, each person who served as the chief financial officer during 2017 and the three other most highly compensated executive officers, as named in the compensation tables on pages 30-42.

We ask shareholders to approve the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion on pages 18-42 of this proxy statement, is hereby approved.

We encourage shareholders to review the Compensation Discussion and Analysis section of the proxy statement, which follows. It discusses our executive compensation policies and programs and explains the compensation decisions relating to the named executive officers for 2017. We believe that the policies and programs serve the interests of our shareholders and that the compensation received by the named executive officers is commensurate with the performance and strategic position of the company.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	17

Although the outcome of this annual vote is not binding on the company or the board, the Compensation Committee of the board will consider it when setting future compensation for the executive officers.

The board of directors recommends a vote FOR the annual resolution approving the named executive officer compensation for 2017, as disclosed in this proxy statement.

Compensation Discussion and Analysis

This section describes TI’s compensation program for executive officers. It will provide insight into the following:

•	The elements of the 2017 compensation program, why we selected them and how they relate to one another; and
•	How we determined the amount of compensation for 2017.

The executive officers of TI have the broadest job responsibilities and policy-making authority in the company. We hold them accountable for the company’s performance and for maintaining a culture of strong ethics. Details of compensation for our CEO, both individuals who served as CFO during 2017 and the three other highest paid individuals who were executive officers in 2017 (collectively called the “named executive officers”) can be found in the tables following the Compensation Committee report.

Executive summary

•	TI’s compensation program is structured to pay for performance and deliver rewards that encourage executives to think and act in both the short- and long-term interests of our shareholders. The majority of total compensation for our executives each year comes in the form of variable cash and equity compensation. Variable cash is tied to the short-term performance of the company, and the value of equity is tied to the long-term performance of the company. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of TI.
•	2017 compensation decisions for the CEO:
¡	Base salary was increased by 2.1 percent over 2016.
¡	The grant date fair value of equity compensation awarded in 2017 increased by 12 percent from 2016, reflecting an effort to align with the projected market range for similarly situated CEOs in our comparator group.
¡	The bonus decision was based primarily on the following performance results in 2017:

	2017 Absolute Performance	2017 Relative Performance*

Revenue Growth: Total TI	11.9%	Median

Profit from Operations as a % of Revenue (PFO %)	40.7%	Above median

Total Shareholder Return (TSR)	46.8%	Above median

Year-on-Year Change in CEO Bonus (2017 bonus compared with 2016)	5% change

*	Relative to semiconductor competitors as outlined under “Comparator group;” includes estimates and projections of certain competitors’ financial results. See “Analysis of compensation determinations – Bonus – Assessment of 2017 performance” for details of the Compensation Committee’s assessment of TI’s performance. (It is important to note that the median growth rate of competitor companies includes the effect of acquisitions, whereas TI’s growth rate is entirely organic.)

•	Our executive compensation program is designed to encourage executive officers to pursue strategies that serve the interests of the company and shareholders, and not to promote excessive risk-taking by our executives. It is built on a foundation of sound corporate governance and includes:
¡	Executive officers do not have employment contracts and are not guaranteed salary increases, bonus amounts or awards of equity compensation.
¡	We have never repriced stock options. We do not grant reload options. We grant equity compensation with double-trigger change-in-control terms, which accelerate the vesting of grants only if the grantee has been terminated involuntarily within a limited time after a change in control of the company.

18	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

¡	Bonus and equity compensation awards are subject to clawback as described under “Recoupment policy” below.
¡	We do not provide excessive perquisites. We provide no tax gross-ups for perquisites.
¡	We do not guarantee a return or provide above-market returns on compensation that has been deferred.
¡	Pension benefits are calculated on salary and bonus only; the proceeds earned on equity or other performance awards are not part of the pension calculation.

Detailed discussion

Compensation philosophy and elements

The Compensation Committee of TI’s board of directors is responsible for setting the compensation of all TI executive officers. The committee consults with the other independent directors and its compensation consultant, Pearl Meyer & Partners, before setting annual compensation for the executives. The committee chair regularly reports on committee actions at board meetings.

The primary elements of our executive compensation program are as follows:

Near-term compensation, paid in cash

Base Salary
Purpose	Basic, least variable form of compensation, designed to provide a stable source of income

Strategy	Generally, target market median, giving appropriate consideration to job scope and tenure, to attract and retain highly qualified executives

Terms	Paid twice monthly

Profit Sharing
Purpose	Broad-based program designed to emphasize that each employee contributes to the company’s profitability and can share in it

Strategy

Pay according to a formula that focuses employees on a company goal, and at a level that will affect behavior. Profit sharing is paid in addition to any performance bonus awarded for the year.

For the last 13 years, the formula has been based on company-level annual operating profit margin. The formula was set by the TI board. The committee’s practice has been not to adjust amounts earned under the formula.

Terms

Payable in a single cash payment shortly after the end of the performance year

As in recent years, the formula for 2017 was:

•   Below 10% company-level annual operating profit as a percentage of revenue (“Margin”): no profit sharing

•   At 10% Margin: profit sharing = 2% of base salary

•   At Margin above 10%: profit sharing increases by 0.5% of base salary for each percentage point of Margin between 10% and 24%, and 1% of base salary for each percentage point of Margin above 24%. The maximum profit sharing is 20% of base salary.

In 2017, TI delivered Margin of 40.7%. As a result, all eligible employees, including executive officers, received profit sharing of 20% of base salary.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	19

Performance Bonus
Purpose	To motivate executives and reward them according to the company’s relative and absolute performance and the executive’s individual performance

Strategy

Determined primarily on the basis of one-year and three-year company performance on certain measures (revenue growth percent, operating margin and total shareholder return1) as compared with competitors and on our strategic progress in key markets and with customers. These factors have been chosen to reflect our near-term financial performance as well as our progress in building long-term shareholder value.

The committee aims to pay total cash compensation (base salary, profit sharing and bonus) appropriately above median if company performance is above that of competitors, and pay total cash compensation appropriately below the median if company performance is below competitors.

The committee does not rely on formulas or performance targets or thresholds. Instead, it uses its judgment based on its assessment of the factors described above.

Terms	Determined by the committee and paid in a single payment after the performance year

Long-term compensation, awarded in equity

Stock Options and Restricted Stock Units
Purpose	Alignment with shareholders; long-term focus; retention, particularly with respect to restricted stock units

Strategy	We grant a combination of non-qualified stock options and restricted stock units, generally targeted at the median level of equity compensation awarded to executives in similar positions within the Comparator Group.

Terms	The terms and conditions of stock options and restricted stock units are summarized under “Outstanding equity awards at fiscal year-end 2017.” The committee’s grant procedures are described under “Process for equity grants.”

Comparator group

The Compensation Committee considers the market level of compensation when setting the salary, bonuses and equity compensation of the executive officers. To estimate the market level of pay, the committee uses information provided by its compensation consultant and TI’s Compensation and Benefits organization about compensation paid to executives in similar positions at a peer group of companies (the “Comparator Group”).

The committee sets the Comparator Group and reviews it annually. In general, the Comparator Group companies (1) are U.S.-based, (2) engage in the semiconductor business, other electronics or information technology activities or use sophisticated manufacturing processes, (3) have executive positions comparable in complexity to those of TI and (4) use forms of executive compensation comparable to TI’s.

Shown in the table below is the Comparator Group used for the compensation decisions for 2017.

3M Company

Accenture PLC

Analog Devices, Inc.

Applied Materials, Inc.

Broadcom Limited

Cisco Systems, Inc.

Corning Incorporated

DXC Technology Company *

Emerson Electric Co.

Honeywell International Inc.

Intel Corporation

Medtronic Public Limited Company

Motorola Solutions, Inc.

QUALCOMM Incorporated

TE Connectivity Ltd.

Thermo Fisher Scientific Inc.

Western Digital Corporation

*	formerly Computer Sciences Corporation

1

Total shareholder return refers to the percentage change in the value of a shareholder’s investment in a company over the relevant time period, as determined by dividends paid and the change in the company’s share price during the period. See notes to the Performance summary table under “Analysis of compensation determinations – Bonus.”

20	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

The committee set the Comparator Group in July 2016 for the base salary and equity compensation decisions it made in January 2017. For a discussion of the factors considered by the committee in setting the Comparator Group in July 2016, please see “Comparator group” on pages 21-22 of the company’s 2017 proxy statement.

In July 2017, the committee conducted its regular review of the Comparator Group in terms of industry, revenue and market capitalization. With the advice of its compensation consultant, the committee decided to make no change to the group. Accordingly, it used the same Comparator Group for the bonus decisions in January 2018 relating to 2017 performance as it used to set salary and equity compensation in January 2017. The table below compares the Comparator Group to TI in terms of revenue and market capitalization.

Company	Revenue ($ Billion) *	Market Cap ($ Billion) *
Intel Corporation	62.1	219.3
Cisco Systems, Inc.	47.8	192.1
Honeywell International Inc.	39.7	116.3
Accenture PLC	35.9	94.6
3M Company	31.0	140.3
Medtronic Public Limited Company	29.6	111.3
QUALCOMM Corporation	22.3	96.1
Thermo Fisher Scientific Inc.	19.8	77.0
Western Digital Corporation	19.6	24.0
Broadcom Limited	17.6	108.9
DXC Technology Company	15.9	27.1
Emerson Electric Co.	15.3	45.4
Applied Materials, Inc.	14.5	56.0
TE Connectivity Ltd.	13.1	33.5
Corning Incorporated	10.0	28.3
Motorola Solutions, Inc.	6.3	14.7
Analog Devices, Inc.	5.1	33.3
Median	19.7	85.8
Texas Instruments Incorporated	14.6	104.0

*	Trailing four-quarter revenue and market capitalization is as reported by Thomson Reuters on January 3, 2018.

Analysis of compensation determinations

Total compensation

Before finalizing the compensation of the executive officers, the committee reviewed all elements of compensation. The information included total cash compensation (salary, profit sharing and projected bonus), the grant date fair value of equity compensation, the impact that proposed compensation would have on other compensation elements such as pension, and a summary of benefits that the executives would receive under various termination scenarios. The review enabled the committee to see how various compensation elements relate to one another and what impact its decisions would have on the total earnings opportunity of the executives. In assessing the information, the committee did not target a specific level of total compensation or use a formula to allocate compensation among the various elements. Instead, it used its judgment in assessing whether the total was consistent with the objectives of the program. Based on this review, the committee determined that the level of compensation was appropriate.

Mr. Rafael Lizardi, who is our current chief financial officer, became an executive officer effective February 1, 2017. Because he was not an executive officer when base salary and equity compensation determinations were made in January 2017, these components of Mr. Lizardi’s compensation were reviewed with the compensation committee but were set by management and, therefore, are not included in the following analysis of the committee’s process.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	21

Base salary

The committee set the 2017 rate of base salary for the following named executive officers as follows:

Officer	2017 Annual Rate	Change from 2016 Annual Rate
R. K. Templeton	$1,190,000	2.1%
K. P. March	$682,000	2.1%
B. T. Crutcher	$875,000	6.1%
K. J. Ritchie	$704,000	2.0%
R. G. Delagi	$700,000	2.2%

The committee set the 2017 base-salary rate for each of the named executive officers listed above in January 2017. In keeping with its strategy, the committee targeted the annual base-salary rates to be at the estimated median level of salaries expected to be paid to similarly situated executives (considering job scope and tenure) of companies within the Comparator Group in January 2017.

The salary differences between the named executive officers were driven primarily by the market rate of pay for each officer and not the application of a formula designed to maintain a differential between the officers.

Equity compensation

In 2017, the committee awarded equity compensation to each of the named executive officers listed below. The grants are shown in the table under “Grants of plan-based awards in 2017.” The grant date fair value of the awards is reflected in that table and in the “Stock Awards” and “Option Awards” columns of the 2017 summary compensation table. The table below is provided to assist the reader in comparing the grant date fair values and number of shares for each of the years shown in the summary compensation table.

Officer	Year	Grant Date Fair Value *	Stock Options (In Shares)	Restricted Stock Units (In Shares)
R. K. Templeton	2017	$11,000,014	333,615	69,392
	2016	$9,800,055	489,557	92,576
	2015	$9,800,023	516,440	90,842

K. P. March	2017	$2,700,048	81,888	17,033
	2016	$2,700,035	134,878	25,506
	2015	$2,700,017	142,285	25,028

B. T. Crutcher	2017	$7,500,034	227,465	47,313
	2016	$5,500,031	274,751	51,956
	2015	$5,500,029	289,839	50,983

K. J. Ritchie	2017	$4,000,056	121,315	25,234
	2016	$4,000,014	199,819	37,786
	2015	$4,000,045	210,792	37,079

R. G. Delagi	2017	$3,600,090	109,184	22,711

*	See notes 2 and 3 to the summary compensation table for information on how grant date fair value was calculated.

In January 2017, the committee awarded equity compensation to each of the named executive officers listed above. The committee’s general objective was to award to those officers equity compensation that had a grant date fair value at approximately the median market level, in this case the 40th to 60th percentile of the three-year average of equity compensation (including an estimate of amounts for 2017) granted by the Comparator Group.

In assessing the market level, the committee considered information presented by TI’s Compensation and Benefits organization (prepared using data provided by the committee’s compensation consultant) on the estimated value of the awards expected to be granted to similarly situated executives (considering job scope and tenure) of companies within the Comparator Group. The award value was estimated using the same methodology used for financial accounting.

22	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

For each officer, the committee set the desired grant value. The committee decided to allocate the value equally between restricted stock units and options for each officer, to give equal emphasis to promoting retention, motivating the executive and aligning his interests with those of shareholders.

Before approving the grants, the committee reviewed the amount of unvested equity compensation held by the officers to assess its retention value. In making this assessment, the committee used its judgment and did not apply any formula, threshold or maximum. This review did not result in an increase or decrease of the awards.

The exercise price of the options was the closing price of TI stock on January 26, 2017, the second trading day after the company released its annual and fourth-quarter financial results for 2016. All grants were made under the Texas Instruments 2009 Long-Term Incentive Plan, which shareholders approved in April 2009 and amended in 2016.

All grants have the terms described under “Outstanding equity awards at fiscal year-end 2017.” The differences in the equity awards between the named executive officers were primarily the result of differences in the applicable estimated market level of equity compensation for their positions, and not the application of any formula designed to maintain differentials between the officers.

Bonus

In January 2018, the committee set the 2017 bonus compensation for executive officers based on its assessment of 2017 performance. In setting the bonuses, the committee used the following performance measures to assess the company:

•	The relative one-year and three-year performance of TI as compared with competitor companies, as measured by
¡	revenue growth,
¡	operating profit as a percentage of revenue,
¡	total shareholder return, and
•	The absolute one-year and three-year performance of TI on the above measures.

In addition, the committee considered strategic progress by reviewing TI competitiveness in key markets with core products and technologies, as well as the strength of relationships with customers.

In assessing performance, the committee did not use formulas, thresholds or multiples. Because market conditions can quickly change in our industry, thresholds established at the beginning of a year could prove irrelevant by year-end. The committee believes its approach, which assesses the company’s relative performance in hindsight after year-end, gives it the insight to most effectively and critically judge results and encourages executives to pursue strategies that serve the long-term interests of the company and its shareholders.

In the comparison of relative performance, the committee used the following companies (the “competitor companies”):

Advanced Micro Devices, Inc.

Analog Devices, Inc.

Broadcom Limited

Infineon Technologies AG

Intel Corporation

Marvell Technology Group Ltd.

Maxim Integrated Products, Inc.

Microchip Technology Incorporated

NVIDIA Corporation

NXP Semiconductors N.V.

ON Semiconductor Corporation

QUALCOMM Incorporated

Skyworks Solutions, Inc.

STMicroelectronics N.V.

Xilinx, Inc.

To the extent the companies had not released financial results for the year or the most recent quarter, the committee based its evaluation on estimates and projections of the companies’ financial results for 2017.

This list includes both broad-based and niche suppliers that operate in our key markets or offer technology that competes with our products. The committee considers annually whether the list is still appropriate in terms of revenue, market capitalization and changes in business activities of the companies. In 2017, Intersil Corporation and Linear Technology Corporation were removed from the list after being acquired by other companies. The committee made no other changes to the list of competitor companies in 2017.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	23

Assessment of 2017 performance

The committee spent extensive time in December and January assessing TI’s results and strategic progress for 2017. In setting bonuses, the committee considered quantitative and qualitative measures on both an absolute and relative basis and made certain that resulting decisions were founded on both solid data and sound judgment. On both an absolute and relative basis all measures were positive and improved from the prior year, and in relative comparisons with competitors most measures were better than the median. In aggregate, the committee determined that performance in 2017 was stronger than in 2016, both on an absolute and relative basis. Therefore, the committee increased bonuses for 2017 for named executive officers by 5 percent except for two individuals whose bonuses increased to reflect the new roles assumed by these individuals in 2017. Details on the committee’s assessment are below.

Revenue and margin

•	Annual performance
¡	TI’s revenue growth rate of 11.9 percent was higher in 2017 than in the prior year. Compared with competitor companies, TI’s growth rate was below the median. (It is important to note that the median growth rate of competitor companies includes the effect of acquisitions, whereas TI’s growth rate is entirely organic.
¡	Revenues for the company’s core businesses of Analog and Embedded Processing were up 16.0 percent and 15.7 percent, respectively.
¡	Operating profit margin was 40.7 percent, which was above both the prior year’s margin and the median comparison with competitors.

•	Three-year performance
¡	Compound annual revenue growth for 2015-2017 was 4.7 percent, which was below the median competitor comparison.
¡	Average operating profit for 2015-2017 was 36.9 percent, which was above the median competitor comparison.

Total shareholder return (TSR)

•	TSR was 46.8 percent, better than the median TSR as compared with competitor companies.
•	The company again generated strong cash, with free cash flow at 31.2 percent of revenue.[2] Approximately 100 percent of free cash flow was returned to shareholders in 2017 through share repurchases and dividends. Share repurchases of $2.6 billion reduced outstanding shares by 1.3 percent (net of stock issuances during the year). The quarterly dividend rate increased 24.0 percent (the 16th increase in the last 14 years). Share repurchases and dividend increases are important elements of TI’s capital management strategy.
•	The balance sheet remained robust, ending the year with cash and short-term investments of $4.5 billion.
•	The three-year compound annual growth rate for TSR was 28.3 percent, which was above the median competitor comparison.

Strategic progress

•	The company’s business model is designed around four sustainable competitive advantages that in combination put us in a unique class of companies. These advantages include (1) manufacturing and technology, (2) breadth of differentiated product portfolio, (3) channel reach of sales force and TI.com and (4) diversity and longevity of product, market and customer positions. In 2017, the company continued to strengthen and leverage these advantages.
•	The company’s strategic focus is on analog and embedded processing, with a particular emphasis on designing and selling those products into the industrial and automotive markets, which we believe represent the best growth opportunities. Focused investments in these areas continue to provide the foundation for strong results in the near and long terms.
¡	TI’s broad analog and embedded processing product portfolio includes tens of thousands of products, with more products added each year, offering strong differentiation and longevity. In 2017, 90 percent of TI’s revenue came from Analog and Embedded Processing semiconductors, up from 86 percent in 2016.
¡	We believe the industrial and automotive markets represent the best growth opportunity for the industry for the foreseeable future because of the increasing semiconductor content in these markets. In 2017, approximately 54 percent of TI’s revenue came from industrial and automotive markets, up from approximately 51 percent in 2016.

[2]	Free cash flow was calculated by subtracting Capital expenditures from the GAAP-based Cash flows from operating activities. For a reconciliation to GAAP, see Appendix A to this proxy statement.

24	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

•	TI’s revenue continues to come from a diverse base of thousands of applications. This is an intentional strategy that prevents dependence on a single market, customer or product.
•	TI’s in-house capability to produce high volumes of Analog semiconductors on 300-millimeter wafers remains a competitive advantage. In 2017, the company again increased production on 300-millimeter wafers, which enabled more chips to be produced per wafer, thereby improving margins and cash generation.
•	In total, the committee determined that TI’s strategic position was strengthened by management’s decisions and actions in 2017.

Performance summary

	1-Year	3-Year
Revenue growth: total TI	11.9%	4.7% CAGR
Operating margin	40.7%	36.9% average
Free cash flow as % of revenue	31.2%	30.5% average
% of free cash flow returned to shareholders	99.8%	100.2% average
Increase in quarterly dividend rate	24.0%	82.4%
Total shareholder return (TSR)	46.8%	28.3%

CAGR (compound annual growth rate) is calculated using the formula (Ending Value/Beginning Value)1/number of years minus 1.

One-year and three-year TSR percentages are obtained from a report generated using a subscription service to Equilar, an executive compensation and corporate governance data firm.

Before setting the bonuses for the named executive officers, the committee considered the officers’ individual performance. The performance of Mr. Templeton was judged according to the performance of the company. For the other officers, the committee considered the factors described below in assessing individual performance. In making this assessment, the committee did not apply any formula or performance targets.

Mr. March was the chief financial officer until February 1, 2017, at which time Mr. Lizardi became the chief financial officer. The committee noted the financial management of the company.

Mr. Crutcher is responsible for all of the company’s business operations and manufacturing. The committee noted the financial performance and strategic position of the product lines and activities for which he is responsible.

Mr. Ritchie is responsible for the company’s semiconductor manufacturing operations. The committee noted the performance of those operations, including their cost-competitiveness and inventory management.

Mr. Delagi is responsible for the company’s embedded processing and custom product lines. The committee noted the financial performance and strategic position of these product lines.

The bonuses awarded for 2017 performance are shown in the table below. The differences in the amounts awarded to the named executive officers were primarily the result of differences in the officers’ level of responsibility and the applicable market level of total cash compensation expected to be paid to similarly situated officers at companies within the Comparator Group. The bonus of each named executive officer was paid under the Executive Officer Performance Plan described in footnote 3 to the 2017 summary compensation table.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	25

Results of the compensation decisions

Results of the compensation decisions made by the committee relating to the named executive officers, as well as the results of the compensation decisions made by management and reviewed by the committee for Mr. Lizardi for 2017 are summarized in the following table. This table is provided as a supplement to the summary compensation table for investors who may find it useful to see the data presented in this form. Although the committee does not target a specific level of total compensation, it considers information similar to that in the table to ensure that the sum of these elements is, in its judgment, in a reasonable range.

Officer	Year	Salary (Annual Rate)	Profit Sharing	Bonus	Equity Compensation (Grant Date Fair Value)	Total
R. K. Templeton	2017	$1,190,000	$237,601	$3,625,000	$11,000,014	$16,052,615
	2016	$1,166,000	$232,817	$3,450,000	$9,800,055	$14,648,872
	2015	$1,143,000	$203,877	$3,450,000	$9,800,023	$14,596,900

R. R. Lizardi	2017	$500,000	$97,667	$850,000	$3,000,060	$4,447,727

K. P. March	2017	$682,000	$113,950	$0	$2,700,048	$3,495,998
	2016	$668,000	$133,283	$1,110,000	$2,700,035	$4,611,318
	2015	$649,000	$115,758	$1,110,000	$2,700,017	$4,574,775

B. T. Crutcher	2017	$875,000	$174,167	$2,350,000	$7,500,034	$10,899,201
	2016	$825,000	$164,583	$2,000,000	$5,500,031	$8,489,614
	2015	$800,000	$142,668	$1,750,000	$5,500,029	$8,192,697

K. J. Ritchie	2017	$704,000	$140,567	$1,325,000	$4,000,056	$6,169,623
	2016	$690,000	$137,667	$1,265,000	$4,000,014	$6,092,681
	2015	$670,000	$119,498	$1,265,000	$4,000,045	$6,054,543

R. G. Delagi	2017	$700,000	$139,750	$1,100,000	$3,600,090	$5,539,840

This table shows the annual rate of base salary for each named executive officer. In the summary compensation table, the “Salary” column shows the actual salary paid in the year. This table has separate columns for profit sharing and bonus. In the summary compensation table, profit sharing and bonus are aggregated in the column for “Non-Equity Incentive Plan Compensation,” in accordance with SEC requirements. Please see notes 2 and 3 to the summary compensation table for information about how grant date fair value was calculated.

For Mr. Templeton and Mr. Crutcher, the “Total” for 2017 was higher than for 2016 primarily due to the higher equity awards in 2017, reflecting an effort to align with the projected market range for similarly situated executives in our comparator group. The 2017 decrease in “Total” compensation for Mr. March reflects his retirement. For Mr. Ritchie, the “Total” for 2017 was higher than for 2016 primarily due to the higher bonus award.

26	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

The compensation decisions shown above resulted in the following 2017 compensation mix for the named executive officers:

Equity dilution

The Compensation Committee’s goal is to keep net annual dilution from equity compensation under 2 percent. “Net annual dilution” means the number of shares under equity awards granted by the committee each year to all employees (net of award forfeitures) as a percentage of the shares of the company’s outstanding common stock. Equity awards granted in 2017 resulted in 0.7 percent net annual dilution.

Process for equity grants

The Compensation Committee makes grant decisions for equity compensation at its January meeting each year. The dates on which these meetings occur are generally set three years in advance. The January meetings of the board and the committee generally occur in the week or two before we announce our financial results for the previous quarter and year.

On occasion, the committee may grant stock options or restricted stock units to executives at times other than January. For example, it has done so in connection with job promotions and for purposes of retention.

We do not back-date stock options or restricted stock units. We do not accelerate or delay the release of information due to plans for making equity grants.

If the committee meeting falls in the same month as the release of the company’s financial results, the committee’s practice is to make grants effective (i) on the second trading day after the results have been released or (ii) on the meeting day if later. In other months, its practice is to make them effective on the day of committee action. The exercise price of stock options is the closing price of TI stock on the effective date of the grant.

Recoupment policy

The committee has a policy concerning recoupment (“clawback”) of executive bonuses and equity compensation. Under the policy, in the event of a material restatement of TI’s financial results due to misconduct, the committee will review the facts and circumstances and take the actions it considers appropriate with respect to the compensation of any executive officer whose fraud or willful misconduct contributed to the need for such restatement. Such action may include (a) seeking reimbursement of any bonus paid to such officer exceeding the amount that, in the judgment of the committee, would have been paid had the financial results been properly reported and (b) seeking to recover profits received by such officer during the 12 months after the restated period under equity compensation awards. All determinations by the committee with respect to this policy are final and binding on all interested parties.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	27

Most recent stockholder advisory vote on executive compensation

In April 2017, our shareholders cast an advisory vote on the company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the company in March 2017. Approximately 95 percent of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The committee considered this result and determined that it was not necessary at this time to make any material changes to the company’s compensation policies and practices in response to the advisory vote.

Benefits

Retirement plans

The executive officers participate in our retirement plans under the same rules that apply to other U.S. employees. We maintain these plans to have a competitive benefits program and for retention.

Like other established U.S. manufacturers, we have had a U.S. qualified defined benefit pension plan for many years. At its origin, the plan was designed to be consistent with those offered by other employers in the diverse markets in which we operated, which at the time included consumer and defense electronics, as well as semiconductors and materials products. In order to limit the cost of the plan, we closed the plan to new participants in 1997. We gave U.S. employees as of November 1997 the choice to remain in the plan, or to have their plan benefits frozen (i.e., no benefit increase attributable to years of service or change in eligible earnings) and begin participating in an enhanced defined contribution plan. Mr. Templeton and Mr. Crutcher chose not to remain in the defined benefit plan. As a result, their benefits under that plan were frozen in 1997, and they participate in the enhanced defined contribution plan. Mr. Lizardi, who joined the company in 2001, also participates in the enhanced defined contribution plan. The other named executive officers have continued their participation in the defined benefit pension plan.

The Internal Revenue Code (IRC) imposes certain limits on the retirement benefits that may be provided under a qualified plan. To maintain the desired level of benefits, we have non-qualified defined benefit pension plans for participants in the qualified pension plan. Under the non-qualified plans, participants receive benefits that would ordinarily be paid under the qualified pension plan but for the limitations under the IRC. For additional information about the defined benefit plans, please see “2017 pension benefits.”

Employees accruing benefits in the qualified pension plan, including Mr. Delagi and Mr. Ritchie, also are eligible to participate in a qualified defined contribution plan that provides employer matching contributions. The enhanced defined contribution plan, in which Mr. Templeton, Mr. Crutcher and Mr. Lizardi participate, provides for a fixed employer contribution plus an employer matching contribution.

In general, if an employee who participates in the pension plan (including an employee whose benefits are frozen as described above) dies after having met the requirements for normal or early retirement, his or her beneficiary will receive a benefit equal to the lump-sum amount that the participant would have received if he or she had retired before death. Having already reached the age of 55 and at least 20 years of employment, Mr. Templeton, Mr. Delagi and Mr. Ritchie are eligible for early retirement under the pension plans.

Because benefits under the qualified and non-qualified defined benefit pension plans are calculated on the basis of eligible earnings (salary and bonus), an increase in salary or bonus may result in an increase in benefits under the plans. Salary or bonus increases for Mr. Templeton and Mr. Crutcher do not result in greater benefits for them under the company’s defined benefit pension plans because their benefits under those plans were frozen in 1997. Mr. Lizardi does not participate in the company’s defined benefit pension plans. The committee considers the potential effect on the executives’ retirement benefits when it sets salary and performance bonus levels.

Deferred compensation

Any U.S. employee whose base salary and management responsibility exceed a certain level may defer the receipt of a portion of his or her salary, bonus and profit sharing. Rules of the U.S. Department of Labor require that this plan be limited to a select group of management or highly compensated employees. The plan allows employees to defer the receipt of their compensation in a tax-efficient manner. Eligible employees include, but are not limited to, the executive officers. We have the plan to be competitive with the benefits packages offered by other companies.

The executive officers’ deferred compensation account balances are unsecured and all amounts remain part of the company’s operating assets. The value of the deferred amounts tracks the performance of investment alternatives selected by the participant. These alternatives are identical to those offered to participants in the defined contribution plans described above. The company does not guarantee any minimum return on the amounts deferred. In accordance with SEC rules, no earnings on deferred compensation are shown in the summary compensation table for 2017 because no “above market” rates were earned on deferred amounts in that year.

28	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

Employee stock purchase plan

We have an employee stock purchase plan. Under the plan, which our shareholders approved, all employees in the U.S. and certain other countries may purchase a limited number of shares of the company’s common stock at a 15 percent discount. The plan is designed to offer the broad-based employee population an opportunity to acquire an equity interest in the company and thereby align their interests with those of shareholders. Consistent with our general approach to benefit programs, executive officers are also eligible to participate.

Health-related benefits

Executive officers are eligible under the same plans as all other U.S. employees for medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with benefits offered in the semiconductor industry.

Other benefits

Executive officers receive only a few benefits that are not available to all other U.S. employees. They are eligible for a company-paid physical and financial counseling. In addition, the board of directors has determined that for security reasons, it is in the company’s interest to require Mr. Templeton to use company aircraft for personal air travel. Please see footnote 6 of the summary compensation table for 2017 and “Potential payments upon termination or change in control – Termination – Perquisites” for further details. The company provides no tax gross-ups for perquisites to any of the executive officers.

Compensation following employment termination or change in control

None of the executive officers has an employment contract. Executive officers are eligible for benefits on the same terms as other U.S. employees upon termination of employment or a change in control of the company. The current programs are described under “Potential payments upon termination or change in control.” None of the few additional benefits that the executive officers receive continue after termination of employment, except that financial counseling is provided for a transition period following retirement. The committee reviews the potential impact of these programs before finalizing the annual compensation for the named executive officers. The committee did not raise or lower compensation for 2017 based on this review.

The Texas Instruments 2009 Long-Term Incentive Plan generally establishes double-trigger change-in-control terms for grants made in 2010 and later years. Under those terms, options become fully exercisable and shares are issued under restricted stock unit awards (to the extent permitted by Section 409A of the IRC) if the grantee is involuntarily terminated within 24 months after a change in control of TI. These terms are intended to encourage employees to remain with the company through a transaction while reducing employee uncertainty and distraction in the period leading up to any such event.

Stock ownership guidelines and policy against hedging

Our board of directors has established stock ownership guidelines for executive officers. The guideline for the CEO is four times base salary or 125,000 shares, whichever is less. The guideline for other executive officers is three times base salary or 25,000 shares, whichever is less. Executive officers have five years from their election as executive officers to reach these targets. Directly owned shares and restricted stock units count toward satisfying the guidelines.

Short sales of TI stock by our executive officers are prohibited. It is against TI policy for any employee, including an executive officer, to engage in trading in “puts” (options to sell at a fixed price), “calls” (similar options to buy), or other options or hedging techniques on TI stock.

Consideration of tax and accounting treatment of compensation

Section 162(m) of the IRC historically limited the tax deductibility of annual compensation paid to any publicly held corporation’s CEO and three other highest compensated officers excluding the CFO, to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeded $1 million. The Compensation Committee has, in the past, considered the impact of this deductibility limit, although as only one factor in its determination of amounts and forms of compensation. Recent changes in the tax laws eliminated the “performance-based” exception, and the limitation on deductibility has been expanded to include all named executive officers. As a result, beginning in 2018, the company may no longer deduct compensation paid to our named executive officers in excess of $1 million.

When setting equity compensation, the committee considers the cost for financial reporting purposes of equity compensation it intends to grant. Its consideration of the cost of grants made in 2017 is discussed under “Analysis of compensation determination for 2017 – Equity compensation.”

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	29

Compensation Committee report

The Compensation Committee of the board of directors has furnished the following report:

The committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the company’s management. Based on that review and discussion, the committee has recommended to the board of directors that the CD&A be included in the company’s annual report on Form 10-K for 2017 and the company’s proxy statement for the 2018 annual meeting of stockholders.

Robert E. Sanchez, Chair	Daniel A. Carp	Pamela H. Patsley

2017 summary compensation table

The table below shows the compensation of the company’s CEO, each person who served as the CFO during 2017 and each of the other three most highly compensated individuals who were executive officers during 2017 (collectively called the “named executive officers” (NEOs)) for services in all capacities to the company in 2017.

Name and Principal Position (1)	Year	Salary ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Richard K. Templeton	2017	$1,188,004	$5,500,010	$5,500,004	$3,862,601	$166,278	$329,825	$16,546,722
Chairman, President &	2016	$1,164,083	$4,900,048	$4,900,007	$3,682,817	$107,604	$325,510	$15,080,069
Chief Executive Officer	2015	$1,140,250	$4,900,017	$4,900,006	$3,653,877	$13,950	$317,702	$14,925,802

Rafael R. Lizardi	2017	$488,333	$2,000,047	$1,000,013	$947,667	—	$60,814	$4,496,874
Senior Vice President &
Chief Financial Officer

Kevin P. March	2017	$569,750	$1,350,036	$1,350,012	$113,950	—	$148,487	$3,532,235
Senior Vice President	2016	$666,417	$1,350,033	$1,350,002	$1,243,283	$1,079,121	$5,300	$5,694,156
	2015	$647,417	$1,350,010	$1,350,007	$1,225,758	$872,191	$23,837	$5,469,220

Brian T. Crutcher	2017	$870,833	$3,750,028	$3,750,006	$2,524,167	$1,173	$160,804	$11,057,011
Executive Vice President &	2016	$822,917	$2,750,031	$2,750,000	$2,164,583	$577	$155,079	$8,643,187
Chief Operating Officer	2015	$797,917	$2,750,023	$2,750,006	$1,892,668	—	$125,744	$8,316,358

Kevin J. Ritchie	2017	$702,833	$2,000,047	$2,000,009	$1,465,567	$2,082,760	$5,400	$8,256,616
Senior Vice President	2016	$688,333	$2,000,013	$2,000,001	$1,402,667	$1,468,531	$5,300	$7,564,845
	2015	$668,333	$2,000,041	$2,000,004	$1,384,498	$1,370,848	$5,300	$7,429,024

R. Gregory Delagi	2017	$698,750	$1,800,074	$1,800,016	$1,239,750	$1,491,494	$16,492	$7,046,576
Senior Vice President

(1)	Mr. March was the company’s chief financial officer through January 31, 2017. Mr. Lizardi became chief financial officer on February 1, 2017. Mr. Templeton will be the company’s president and chief executive officer through May 31, 2018. Mr. Crutcher will become the company’s president and chief executive officer on June 1, 2018. Mr. Templeton will continue as the company’s chairman.

(2)	Shown is the aggregate grant date fair value of restricted stock unit (RSU) awards calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2017 appears in Note 4 to the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2017. For a description of the grant terms, see the discussion following the Outstanding equity awards at fiscal year-end 2017 table. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2016 and 2015 appears in Note 4 to the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2016, and the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2015, respectively.

30	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

(3)	Shown is the aggregate grant date fair value of options calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of options granted in 2017 appears in Note 4 to the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2017. For a description of the grant terms, see the discussion following the Outstanding equity awards at fiscal year-end 2017 table. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2016 and 2015 appears in Note 4 to the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2016, and the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2015, respectively.

(4)	Consists of performance bonuses paid under the Texas Instruments Executive Officer Performance Plan and profit sharing for 2017. Under the terms of the Executive Officer Performance Plan, each named executive officer is eligible to receive a cash bonus equal to 0.5 percent of the company’s consolidated income (as defined in the plan). However, the Compensation Committee has the discretion to set bonuses at a lower level if it decides it is appropriate to do so. The committee decided to do so for 2017. See “Analysis of compensation determinations for 2017 – Results of the compensation decisions” for the amounts of bonus and profit sharing paid to each of the named executive officers for 2017.

(5)	The company does not pay above-market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. The amounts in this column represent the change in the actuarial value of the named executive officers’ benefits under the qualified defined benefit pension plan (TI Employees Pension Plan) and the non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan and TI Employees Non-Qualified Pension Plan II) from December 31, 2016, through December 31, 2017. This “change in the actuarial value” is the difference between the 2016 and 2017 present value of the pension benefit accumulated as of year-end by the named executive officer, assuming that benefit is not paid until age 65. Mr. Templeton’s and Mr. Crutcher’s benefits under the company’s pension plans were frozen as of December 31, 1997. Mr. Lizardi does not participate in any of the company’s defined benefit pension plans. Mr. March retired from the company on November 1, 2017. He received a partial distribution of his total pension benefit on December 1, 2017. The remainder of his benefit will be distributed on June 1, 2018, as required by Section 409A of the IRC. See the 2017 pension benefits table for additional information.

(6)	Consists of (i) the amounts in the table below, which result from programs available to all eligible U.S. employees, and (ii) perquisites and personal benefits that meet the disclosure thresholds established by the SEC and are detailed in the paragraph below.

Name	401(k) Contribution	Defined Contribution Retirement Plan (a)	Unused Vacation Time (b)
R. K. Templeton	$10,800	$266,752	—
R. R. Lizardi	$10,800	$39,520	—
K. P. March	$5,400	N/A	$143,087
B. T. Crutcher	$10,800	$150,004	—
K. J. Ritchie	$5,400	N/A	—
R. G. Delagi	$5,400	N/A	—

(a)	Consists of (i) contributions under the company’s enhanced defined contribution retirement plan of $5,400 and (ii) an additional amount of $261,352 for Mr. Templeton, $144,604 for Mr. Crutcher, and $34,120 for Mr. Lizardi accrued by TI to offset IRC limitations on amounts that could be contributed to the enhanced defined contribution retirement plan, which amount is also shown in the 2017 non-qualified deferred compensation table.

(b)	Represents payments for unused vacation time that could not be carried forward.

The perquisites and personal benefits are as follows: $52,273 for Mr. Templeton, consisting of financial counseling, an executive physical and personal use of company aircraft ($39,950), and $10,494 for Mr. Lizardi and $11,092 for Mr. Delagi, consisting of financial counseling and an executive physical. Financial counseling and an executive physical were made available to the other named executive officers, but the amounts attributable to those officers were below the disclosure thresholds.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	31

Grants of plan-based awards in 2017

The following table shows the grants of plan-based awards to the named executive officers in 2017.

Name	Grant Date		Date of Committee Action	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
R. K. Templeton	1/26/17	(1)	1/19/17		333,615	$79.26	$5,500,004
	1/26/17	(1)	1/19/17	69,392			$5,500,010

R. R. Lizardi	1/26/17	(1)	1/19/17		60,658	$79.26	$1,000,013
	1/26/17	(1)	1/19/17	25,234			$2,000,047

K. P. March	1/26/17	(1)	1/19/17		81,888	$79.26	$1,350,012
	1/26/17	(1)	1/19/17	17,033			$1,350,036

B. T. Crutcher	1/26/17	(1)	1/19/17		227,465	$79.26	$3,750,006
	1/26/17	(1)	1/19/17	47,313			$3,750,028

K. J. Ritchie	1/26/17	(1)	1/19/17		121,315	$79.26	$2,000,009
	1/26/17	(1)	1/19/17	25,234			$2,000,047

R. G. Delagi	1/26/17	(1)	1/19/17		109,184	$79.26	$1,800,016
	1/26/17	(1)	1/19/17	22,711			$1,800,074

(1)	In accordance with the grant policy of the Compensation Committee of the board (described under “Process for equity grants”), the grants became effective on the second trading day after the company released its financial results for the fourth-quarter and year 2016. The company released these results on January 24, 2017.

(2)	The stock awards granted to the named executive officers in 2017 were RSU awards. These awards were made under the company’s 2009 Long-Term Incentive Plan. For information on the terms and conditions of these RSU awards, see the discussion following the Outstanding equity awards at fiscal year-end 2017 table.

(3)	The options were granted under the company’s 2009 Long-Term Incentive Plan. For information on the terms and conditions of these options, see the discussion following the Outstanding equity awards at fiscal year-end 2017 table.

(4)	The exercise price of the options is the closing price of TI common stock on January 26, 2017.

(5)	Shown is the aggregate grant date fair value computed in accordance with ASC 718 for stock and option awards in 2017. The discussion of the assumptions used for purposes of the valuation appears in Note 4 to the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2017.

None of the options or other equity awards granted to the named executive officers was repriced or modified by the company.

For additional information regarding TI’s equity compensation grant practices, see the Compensation Discussion and Analysis.

32	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

Outstanding equity awards at fiscal year-end 2017

The following table shows the outstanding equity awards for each of the named executive officers as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
R. K. Templeton	—	333,615	(2)	$79.26	1/26/2027	69,392	(6)	$7,247,300
	122,389	367,168	(3)	$52.93	1/29/2026	92,576	(7)	$9,668,637
	258,220	258,220	(4)	$53.94	1/28/2025	90,842	(8)	$9,487,538
	452,019	150,673	(5)	$44.09	1/23/2024	111,137	(9)	$11,607,148
	525,000	—		$32.80	1/25/2023	—		—
	475,000	—		$32.36	1/26/2022	—		—

R. R. Lizardi	—	60,658	(2)	$79.26	1/26/2027	25,234	(6)	$2,635,439
	7,493	22,480	(3)	$52.93	1/29/2026	5,668	(7)	$591,966
	11,857	11,858	(4)	$53.94	1/28/2025	4,172	(8)	$435,724
	20,756	6,919	(5)	$44.09	1/23/2024	5,104	(9)	$533,062

K. P. March	—	81,888	(2)	$79.26	1/26/2027	17,033	(6)	$1,778,927
	33,719	101,159	(3)	$52.93	1/29/2026	25,506	(7)	$2,663,847
	71,142	71,143	(4)	$53.94	1/28/2025	25,028	(8)	$2,613,924
	124,536	41,512	(5)	$44.09	1/23/2024	30,620	(9)	$3,197,953

B. T. Crutcher	—	227,465	(2)	$79.26	1/26/2027	47,313	(6)	$4,941,370
	—	206,064	(3)	$52.93	1/29/2026	51,956	(7)	$5,426,285
	—	144,920	(4)	$53.94	1/28/2025	50,983	(8)	$5,324,665
	—	69,187	(5)	$44.09	1/23/2024	51,032	(9)	$5,329,782

K. J. Ritchie	—	121,315	(2)	$79.26	1/26/2027	25,234	(6)	$2,635,439
	—	149,865	(3)	$52.93	1/29/2026	37,786	(7)	$3,946,370
	—	105,396	(4)	$53.94	1/28/2025	37,079	(8)	$3,872,531
	—	61,500	(5)	$44.09	1/23/2024	45,362	(9)	$4,737,607

R. G. Delagi	—	109,184	(2)	$79.26	1/26/2027	22,711	(6)	$2,371,937
	44,959	134,879	(3)	$52.93	1/29/2026	34,008	(7)	$3,551,796
	94,856	94,857	(4)	$53.94	1/28/2025	33,371	(8)	$3,485,267
	166,047	55,350	(5)	$44.09	1/23/2024	40,826	(9)	$4,263,867
	200,000	—		$32.80	1/25/2023	—		—
	175,000	—		$32.36	1/26/2022	—		—
	162,500	—		$34.63	1/27/2021	—		—

(1)	Calculated by multiplying the number of RSUs by the closing price of TI common stock on December 29, 2017 ($104.44).

(2)	One-quarter of the shares became exercisable on January 26, 2018, and one-third of the remaining shares become exercisable on each of January 26, 2019, January 26, 2020, and January 26, 2021.

(3)	One-third of the shares became exercisable on January 29, 2018, and one-half of the remaining shares become exercisable on each of January 29, 2019, and January 29, 2020.

(4)	One-half of the shares became exercisable on January 28, 2018, and the remaining one-half become exercisable on January 28, 2019.

(5)	Became fully exercisable on January 23, 2018.

(6)	Vesting date is February 1, 2021.

(7)	Vesting date is January 31, 2020.

(8)	Vesting date is January 31, 2019.

(9)	Vested on January 31, 2018.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	33

The “Option Awards” shown in the table above are non-qualified stock options, each of which represents the right to purchase shares of TI common stock at the stated exercise price. The exercise price is the closing price of TI common stock on the grant date. The term of each option is 10 years unless the option is terminated earlier pursuant to provisions summarized in the chart below and in the paragraph following the chart. Options vest (become exercisable) in increments of 25 percent per year beginning on the first anniversary of the date of the grant. The chart below shows the termination provisions relating to stock options outstanding as of December 31, 2017. The Compensation Committee of the board of directors established these termination provisions to promote employee retention while offering competitive terms.

Employment Termination Due to Death or Permanent Disability	Employment Termination (at Least 6 Months after Grant) When Retirement Eligible*	Employment Termination (at Least 6 Months after Grant) with 20 Years of Credited Service, but Not Retirement Eligible**	Employment Termination for Cause	Other Circumstances of Employment Termination
Vesting continues; option remains in effect to end of term	Vesting continues; option remains in effect to end of term	Option remains in effect to end of term; vesting does not continue after employment termination	Option cancels	Option remains exercisable for 30 days

*	Defined for purposes of equity awards made after 2012 as at least age 55 with 10 or more years of TI service or at least age 65. For awards made before 2013, the definition of normal or early retirement eligibility in the relevant pension plan applies (see “2017 pension benefits”).

**	This provision is not applicable to grants made after 2012.

Options may be cancelled if, during the two years after employment termination, the grantee competes with TI or solicits TI employees to work for another company, or if the grantee discloses TI trade secrets. In addition, for options received while the grantee was an executive officer, the company may reclaim (or “claw back”) profits earned under grants if the officer engages in such conduct. These provisions are intended to strengthen retention and provide a reasonable remedy to TI in case of competition, solicitation of our employees or disclosure of our confidential information.

Options granted after 2009 become fully vested if the grantee is involuntarily terminated from employment with TI (other than for cause) within 24 months after a change in control of TI. “Change in control” is defined as provided in the Texas Instruments 2009 Long-Term Incentive Plan and occurs upon (1) acquisition of more than 50 percent of the voting stock or at least 80 percent of the assets of TI or (2) change of a majority of the board of directors in a 12-month period unless a majority of the directors then in office endorsed the appointment or election of the new directors (“Plan definition”). These terms are intended to reduce employee uncertainty and distraction in the period leading up to a change in control, if such an event were to occur. For options granted before 2010, the stock option terms provide that upon a change in control of TI, the option becomes fully vested to the extent it is then outstanding; and if employment termination (except for cause) has occurred within 30 days before the change in control, the change in control is deemed to have occurred first. “Change in control” is defined in these pre-2010 options as (1) acquisition of 20 percent of TI common stock other than through a transaction approved by the board of directors, or (2) change of a majority of the board of directors in a 24-month period unless a majority of the directors then in office have elected or nominated the new directors (together, the “pre-2010 definition”).

The “Stock Awards” column in the table of outstanding equity awards at fiscal year-end 2017 are RSU awards. Each RSU represents the right to receive one share of TI common stock on a stated date (the “vesting date”) unless the award is terminated earlier under terms summarized below. In general, the vesting date is approximately four years after the grant date. Each RSU includes the right to receive dividend equivalents, which are paid annually in cash at a rate equal to the amount paid to stockholders in dividends.

The table below shows the termination provisions of RSUs outstanding as of December 31, 2017.

Employment Termination Due to Death or Permanent Disability	Employment Termination (at Least 6 Months after Grant) When Retirement Eligible	Employment Termination For Cause	Other Circumstances of Employment Termination
Vesting continues; shares are paid at the scheduled vesting date	Vesting continues; shares are paid at the scheduled vesting date	Grant cancels; no shares are issued	Grant cancels; no shares are issued

34	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

These termination provisions are intended to promote retention. All RSU awards contain cancellation and clawback provisions like those described above for stock options. The terms provide that, to the extent permitted by Section 409A of the IRC, the award vests upon involuntary termination of TI employment within 24 months after a change in control. Change in control is the Plan definition. These cancellation, clawback and change-in-control terms are intended to conform RSU terms with those of stock options (to the extent permitted by the IRC) and to achieve the objectives described above in the discussion of stock options.

In addition to the “Stock Awards” shown in the outstanding equity awards at fiscal year-end 2017 table, Mr. Templeton holds an award of RSUs that was granted in 1995. The award, for 120,000 shares of TI common stock, vested in 2000. Under the award terms, the shares will be issued to Mr. Templeton in March of the year after his termination of employment for any reason. These terms were designed to provide a tax benefit to the company by postponing the related compensation expense until it was likely to be fully deductible. In accordance with SEC requirements, this award is reflected in the 2017 non-qualified deferred compensation table.

2017 option exercises and stock vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in 2017 and the value of any RSUs that vested in 2017. For option exercises, the value realized is calculated by multiplying the number of shares acquired by the difference between the exercise price and the market price of TI common stock on the exercise date. For RSUs, the value realized is calculated by multiplying the number of RSUs that vested by the market price of TI common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. K. Templeton	990,000	$57,796,600	175,000	$13,632,500
R. R. Lizardi	5,625	$257,047	7,500	$584,250
K. P. March	300,000	$16,750,191	50,000	$3,895,000
B. T. Crutcher	339,043	$14,093,292	75,000	$5,842,500
K. J. Ritchie	266,849	$9,480,310	66,667	$5,193,359
R. G. Delagi	238,750	$18,206,506	66,667	$5,193,359

2017 pension benefits

The following table shows the present value as of December 31, 2017, of the benefit of the named executive officers under our qualified defined benefit pension plan (TI Employees Pension Plan) and non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan (which governs amounts earned before 2005) and TI Employees Non-Qualified Pension Plan II (which governs amounts earned after 2004)). In accordance with SEC requirements, the amounts shown in the table do not reflect any named executive officer’s retirement eligibility or any increase in benefits that may result from the named executive officer’s continued employment after December 31, 2017.

Name (1)	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
R. K. Templeton (2)	TI Employees Pension Plan	16	(3)	$820,318	(6)	—
	TI Employees Non-Qualified Pension Plan	16	(3)	$373,837	(6)	—
	TI Employees Non-Qualified Pension Plan II	16	(5)	$230,434	(6)	—

K. P. March	TI Employees Pension Plan	31.8	(3)	—		$1,559,211
	TI Employees Non-Qualified Pension Plan	19	(4)	—		$259,758
	TI Employees Non-Qualified Pension Plan II	31.8	(5)	$9,453,650	(7)	—

B. T. Crutcher (2)	TI Employees Pension Plan	0.9	(3)	$5,809	(6)	—

K. J. Ritchie	TI Employees Pension Plan	38	(3)	$1,787,262	(6)	—
	TI Employees Non-Qualified Pension Plan	25	(4)	$667,115	(6)	—
	TI Employees Non-Qualified Pension Plan II	38	(5)	$10,465,884	(6)	—

R. G. Delagi	TI Employees Pension Plan	32	(3)	$1,167,992	(6)	—
	TI Employees Non-Qualified Pension Plan	19	(4)	$335,334	(6)	—
	TI Employees Non-Qualified Pension Plan II	32	(5)	$6,021,538	(6)	—

(1)	Mr. Lizardi does not participate in any of the company’s defined benefit pension plans because he joined TI after these plans were closed to new participants.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	35

(2)	In 1997, TI’s U.S. employees were given the choice between continuing to participate in the defined benefit pension plans or participating in a new enhanced defined contribution retirement plan. Messrs. Templeton and Crutcher chose to participate in the defined contribution plan. Accordingly, their accrued pension benefits under the qualified and non-qualified plans were frozen (i.e., they will experience no increase attributable to years of service or change in eligible earnings) as of December 31, 1997. Contributions to the defined contribution plan for Mr. Templeton’s and Mr. Crutcher’s benefits are included in the 2017 summary compensation table.

(3)	For each of the named executive officers, credited service began on the date the officer became eligible to participate in the plan. For Mr. Crutcher, eligibility to participate began on the first day of the month following completion of one year of employment. For each of the other named executive officers, eligibility to participate began on the earlier of 18 months of employment, or January 1 following the completion of one year of employment. Accordingly, each of the named executive officers has been employed by TI for longer than the years of credited service shown above.

(4)	Credited service began on the date the named executive officer became eligible to participate in the TI Employees Pension Plan as described in note 3 above and ceased at December 31, 2004.

(5)	Credited service began on the date the named executive officer became eligible to participate in the TI Employees Pension Plan as described in note 3 above.

(6)	The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by TI for financial reporting purposes and are described in Note 10 to the financial statements contained in Item 8 in TI’s annual report on Form 10-K for the year ended December 31, 2017, except that a named executive officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used. The amount of the lump-sum benefit earned as of December 31, 2017, is determined using either (i) the Pension Benefit Guaranty Corporation (PBGC) interest assumption of 1.00 percent or (ii) the Pension Protection Act of 2006 (PPA) corporate bond yield interest assumption of 3.75 percent for the TI Employees Pension Plan and 3.77 percent for the TI Employees Non-Qualified Pension Plans, whichever rate produces the higher lump-sum amount. A discount rate assumption of 3.75 percent for the TI Employees Pension Plan and 3.77 percent for the non-qualified pension plans was used to determine the present value of each lump sum.

(7)	Mr. March retired from the company on November 1, 2017. His TI Employees Non-Qualified Pension Plan II benefit will be paid to him on June 1, 2018, as required by Section 409A of the IRC. The benefit is calculated using the Plan’s assumptions in effect on December 1, 2017.

TI Employees Pension Plan

The TI Employees Pension Plan is a qualified defined benefit pension plan. See “Benefits – Retirement plans” for a discussion of the origin and purpose of the plan. Employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in this plan.

A plan participant is eligible for normal retirement under the terms of the plan if he is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he is at least 55 years of age with 20 years of employment or 60 years of age with five years of employment. As of December 31, 2017, Mr. Templeton and Mr. Ritchie were eligible for early or normal retirement.

A participant may request payment of his accrued benefit at termination or any time thereafter. Participants may choose a lump-sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) joint and 50 percent survivor annuity, (v) joint and 75 percent survivor annuity, and (vi) joint and 100 percent survivor annuity. If the participant does not request payment, he will begin to receive his benefit in April of the year after he reaches the age of 70 1/2 in the form of annuity required under the IRC.

The pension formula for the qualified plan is intended to provide a participant with an annual retirement benefit equal to 1.5 percent multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of his base salary plus bonus up to a limit imposed by the IRS, less a percentage (based on his year of birth, when he elects to retire and his years of service with TI) of the amount of compensation on which his Social Security benefit is based.

If an individual takes early retirement and chooses to begin receiving his annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one he would have received at age 65.

36	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

If the participant’s employment terminates due to disability, the participant may choose to receive his accrued benefit at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, years of credited service the participant would have accrued to age 65 had he not become disabled and disabled status.

The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.

Leaves of absence, including a bridge to retirement, are credited to years of service under the qualified pension plan. See the discussion of leaves of absence under “Potential payments upon termination or change in control – Termination – Perquisites.”

TI employees non-qualified pension plans

TI has two non-qualified pension plans: the TI Employees Non-Qualified Pension Plan (Plan I), which governs amounts earned before 2005; and the TI Employees Non-Qualified Pension Plan II (Plan II), which governs amounts earned after 2004. Each is a non-qualified defined benefit pension plan. See “Benefits – Retirement plans” for a discussion of the purpose of the plans. As with the qualified defined benefit pension plan, employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in Plan I or Plan II. Eligibility for normal and early retirement under these plans is the same as under the qualified plan (see above). Benefits are paid in a lump sum.

A participant’s benefits under Plan I and Plan II are calculated using the same formula as described above for the TI Employees Pension Plan. However, the IRS limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the IRS limit on the amount of qualified benefit the participant may receive does not apply to these plans. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump-sum benefit payable to an individual under the non-qualified plans.

Amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified pension plan commences. Amounts under Plan II will be distributed subject to the requirements of Section 409A of the IRC. Because the named executive officers are among the 50 most highly compensated officers of the company, Section 409A of the IRC requires that they not receive any lump-sum distribution payment under Plan II before the first day of the seventh month following termination of employment.

If a participant terminates due to disability, amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified plan commences. For amounts under Plan II, distribution is governed by Section 409A of the IRC, and the disability benefit is reduced to reflect the payment of the benefit prior to age 65.

In the event of death, payment under both plans is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The earliest date of payment is the first day of the second calendar month following the month of death.

Balances in the plans are unsecured obligations of the company. For amounts under Plan I, in the event of a change in control, the present value of the individual’s benefit would be paid not later than the month following the month in which the change in control occurred. For such amounts, the pre-2010 definition of a change in control (see the discussion following the Outstanding equity awards at fiscal year-end 2017 table) applies. For all amounts accrued under this plan, if a sale of substantially all of the assets of the company occurred, the present value of the individual’s benefit would be distributed in a lump sum as soon as reasonably practicable following the sale of assets. For amounts under Plan II, no distribution of benefits is triggered by a change in control.

Leaves of absence, including a bridge to retirement, are credited to years of service under the non-qualified pension plans. For a discussion of leaves of absence, see “Potential payments upon termination or change in control – Termination – Perquisites.”

TI Employees Survivor Benefit Plan

TI’s qualified and non-qualified pension plans provide that upon the death of a retirement-eligible employee, the employee’s beneficiary receives a payment equal to half of the benefit to which the employee would have been entitled under the pension plans had he retired instead of died. We have a survivor benefit plan that pays the beneficiary a lump sum that, when added to the reduced amounts the beneficiary receives under the pension plans, equals the benefit the employee would have been entitled to receive had he retired instead of died. Because Messrs. Templeton and Ritchie were eligible for early retirement in 2017, their beneficiaries would be eligible for benefits under the survivor benefit plan if they were to die.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	37

2017 non-qualified deferred compensation

The following table shows contributions to each named executive officer’s deferred compensation account in 2017 and the aggregate amount of his deferred compensation as of December 31, 2017.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($) (5)
R. K. Templeton	$173,640	$261,352	$4,211,140	(3)	$254,400	(4)	$14,576,748	(6)
R. R. Lizardi	48,833	$34,120	$60,827		—		$368,475
K. P. March	—	—	—		—		—
B. T. Crutcher	$120,000	$144,604	$225,479		—		$1,932,834
K. J. Ritchie	—	—	—		—		—
R. G. Delagi	—	—	—		—		—

(1)	Amount shown for Mr. Templeton includes a portion of his salary and bonus paid in 2017; for Mr. Crutcher includes a portion of his salary and bonus paid in 2017; and for Mr. Lizardi includes a portion of his salary paid in 2017.

(2)	Company matching contributions pursuant to the defined contribution plan. These amounts are included in the All Other Compensation column of the 2017 summary compensation table.

(3)	Consists of: (a) $254,400 in dividend equivalents paid under the 120,000-share 1995 RSU award previously discussed, settlement of which has been deferred until after termination of employment; (b) a $3,776,400 increase in the value of the RSU award (calculated by subtracting the value of the award at year-end 2016 from the value of the award at year-end 2017 (in both cases, the number of RSUs is multiplied by the closing price of TI common stock on the last trading date of the year)); and (c) a $180,340 gain in Mr. Templeton’s deferred compensation account in 2017. Dividend equivalents are paid at the same rate as dividends on TI common stock.

(4)	Consists of dividend equivalents paid on the RSU award discussed in note 3.

(5)	All amounts contributed by a named executive officer and by the company in prior years have been reported in the Summary Compensation Table in previously filed proxy statements in the year earned to the extent he was a named executive officer for purposes of the SEC’s executive compensation disclosure.

(6)	Of this amount, $12,532,800 is attributable to Mr. Templeton’s 1995 RSU award, calculated as described in note 3. The remainder is the balance of his deferred compensation account.

See “Benefits – Retirement plans” for a discussion of the purpose of the plan. An employee’s deferred compensation account contains eligible compensation the employee has elected to defer and contributions by the company that are in excess of the IRS limits on (i) contributions the company may make to the enhanced defined contribution plan and (ii) matching contributions the company may make related to compensation the executive officer deferred into his deferred compensation account.

Participants in the deferred compensation plan may choose to defer up to (i) 25 percent of their base salary, (ii) 90 percent of their performance bonus, and (iii) 90 percent of profit sharing. Elections to defer compensation must be made in the calendar year prior to the year in which the compensation will be earned.

During 2017, participants could choose to have their deferred compensation mirror the performance of one or more of the following mutual funds, each of which is managed by a third party (these alternatives, which may be changed at any time, are the same as those offered to participants in the defined contribution plans): BlackRock MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F and BlackRock MSCI ACWI ex-U.S. IMI Index Lendable Fund F, Northern Trust Short Term Investment Fund, Northern Trust Aggregate Bond Index Fund-Lending, Northern Trust Russell 1000 Value Index Fund-Lending, Northern Trust Russell 1000 Growth Index Fund-Lending, Northern Trust Russell 2000 Index Fund-Lending, Northern Trust MidCap 400 Index Fund-Lending, Fidelity Puritan Fund, BlackRock Equity Index Fund F, BlackRock (EAFE) (Europe, Australia, Far East) Equity Index Fund F, BlackRock Lifepath Index 2020 Fund F, BlackRock Lifepath Index 2030 Fund F, BlackRock Lifepath Index 2040 Fund F, BlackRock Lifepath Index 2050 Fund F and BlackRock Lifepath Index Retirement Fund F. From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance. The company does not guarantee any minimum return on investments. A third party administers the company’s deferred compensation program.

A participant may request distribution from the plan in the case of an unforeseeable emergency. To obtain an unforeseeable emergency withdrawal, a participant must meet the requirements of Section 409A of the IRC. Otherwise, a participant’s balance is paid pursuant to his distribution election and is subject to applicable IRC limitations.

38	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

Amounts contributed by the company, and amounts earned and deferred by the participant for which there is a valid distribution election on file, will be distributed in accordance with the participant’s election. Annually participants may elect separate distribution dates for deferred compensation attributable to a participant’s (i) bonus and profit sharing and (ii) salary. Participants may elect that these distributions be in the form of a lump sum or annual installments to be paid out over a period of five or ten consecutive years. Amounts for which no valid distribution election is on file will be distributed three years from the date of deferral.

In the event of the participant’s death, payment will be in the form of a lump sum and the earliest date of payment is the first day of the second calendar month following the month of death. For any other circumstance resulting in termination of employment, payments are distributed in accordance with the participant’s valid distribution election.

Like the balances under the non-qualified defined benefit pension plans, deferred compensation balances are unsecured obligations of the company. For amounts earned and deferred prior to 2010, a change in control does not trigger a distribution under the plan. For amounts earned and deferred after 2009, distribution occurs, to the extent permitted by Section 409A of the IRC, if the participant is involuntarily terminated within 24 months after a change in control. Change in control is the Plan definition.

Potential payments upon termination or change in control

None of the named executive officers has an employment contract with the company. They are eligible for benefits on generally the same terms as other U.S. employees upon termination of employment or change in control of the company. TI does not reimburse executive officers for any income or excise taxes that are payable by the executive as a result of payments relating to termination or change in control. For a discussion of the impact of these programs on the compensation decisions for 2017, see “Analysis of compensation determinations for 2017 – Total compensation” and “Compensation following employment termination or change in control.”

Termination

The following programs may result in payments to a named executive officer whose employment terminates. Most of these programs have been discussed above.

Bonus

Our policies concerning bonus and the timing of payments are described under “Compensation philosophy and elements.” Whether a bonus would be awarded under other circumstances and in what amount would depend on the facts and circumstances of termination and is subject to the Compensation Committee’s discretion. If awarded, bonuses are paid by the company.

Qualified and non-qualified defined benefit pension plans

The purposes of these plans are described under “Benefits – Retirement plans.” The formula for determining benefits, the forms of benefit and the timing of payments are described under “2017 pension benefits.” The amounts disbursed under the qualified and non-qualified plans are paid, respectively, by the TI Employees Pension Trust and the company.

Survivor benefit plan

The purpose of this plan, along with the formula for determining the amount of benefit, the form of benefit and the timing of payments, are described under “2017 pension benefits – TI Employees Survivor Benefit Plan.” Amounts distributed are paid by the TI Employees Health Benefit Trust.

Deferred compensation plan

The purpose of this plan is described under “Benefits – Deferred Compensation.” The amounts payable under this program depend solely on the performance of investments that the participant has chosen for his plan balance. The timing of payments is discussed under “2017 non-qualified deferred compensation” and except in the case of death, payments are made according to the participant’s distribution election. Amounts distributed are paid by the company.

Equity compensation

Depending on the circumstances of termination, grantees whose employment terminates may retain the right to exercise previously granted stock options and receive shares under outstanding RSU awards as described in the discussion following the Outstanding equity awards at fiscal year-end 2017 table. RSU awards include a right to receive dividend equivalents. The dividend equivalents are paid annually by the company in a single cash payment after the last dividend payment of the year.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	39

Perquisites

Financial counseling is provided to executive officers for a transition period following retirement. Otherwise, no perquisites continue after termination of employment.

In the case of a resignation pursuant to a separation arrangement, an executive officer (like other employees above a certain job grade level) will typically be offered a 12-month paid leave of absence before termination, in exchange for a non-compete and non-solicitation commitment and a release of claims against the company. The leave period will be credited to years of service under the pension plans described above. During the leave, the executive officer’s stock options will continue to become exercisable and his RSUs will continue to vest. Amounts paid to an individual during a paid leave of absence are not counted when calculating benefits under the qualified and non-qualified pension plans.

In the case of a separation arrangement in which the executive officer will be at least 50 years old and have at least 15 years of employment with the company on his or her last day of active employment before beginning the paid leave of absence, the separation arrangement will typically include an unpaid leave of absence, to commence at the end of the paid leave and end when the executive officer has reached age 55 (bridge to retirement). During the bridge to retirement, years of service will continue to accrue under the qualified and non-qualified pension plans described above. Stock options will continue to become exercisable and RSUs will remain in effect.

Change in control

Our only program, plan or arrangement providing benefits triggered by a change in control is the TI Employees Non-Qualified Pension Plan. A change in control at December 31, 2017, would have accelerated payment of the balance under that plan. See “2017 pension benefits – TI employees non-qualified pension plans” for a discussion of the purpose of change in control provisions of that plan as well as the circumstances and the timing of payment.

Upon a change in control there is no acceleration of vesting of stock options and RSUs granted after 2009. Only upon an involuntary termination (not for cause) within 24 months after a change in control of TI will the vesting of such stock options and RSUs accelerate. See the discussion following the Outstanding equity awards at fiscal year-end 2017 table for further information concerning change in control provisions relating to stock options and RSUs.

40	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

The table below shows the potential payments upon termination or change in control for each of the named executive officers.

Form of Compensation	Disability		Death		Involuntary Termination for Cause		Resignation; Involuntary Termination (not for Cause)		Retirement		Change in Control
R. K. Templeton (1)
Qualified Defined Benefit Pension Plan	$1,011,331	(2)	$487,120	(3)	$962,396	(4)	$962,396	(4)	$962,396	(4)	—
Non-Qual. Defined Benefit Pension Plan	$609,677	(5)	$220,490	(3)	$435,375	(4)	$435,375	(4)	$435,375	(4)	$435,375	(4)
Non-Qual. Defined Benefit Pension Plan II	$224,202	(5)	$135,713	(3)	$268,366	(4)	$268,366	(4)	$268,366	(4)	—
Survivor Benefit Plan	—		$822,814	(6)	—		—		—		—
Deferred Compensation	—		$2,043,948	(7)	—		—		—		—
RSUs	$50,543,425	(8)	$50,543,425	(8)	$12,532,800	(9)	$50,543,425	(10)	$50,543,425	(10)	$12,532,800	(9)
Stock Options	$167,919,189	(11)	$167,919,189	(11)	—		$167,919,189	(11)	$167,919,189	(11)	—
R. K. Templeton Total	$220,307,824		$222,172,699		$14,198,937		$220,128,751		$220,128,751		$12,968,175

R. R. Lizardi
Qualified Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation	—		$368,475	(7)	—		—		—		—
RSUs	$4,196,190	(8)	$4,196,190	(8)	—		—		—		—
Stock Options	$5,939,071	(11)	$5,939,071	(11)	—		$2,237,368	(12)	—		—
R. R. Lizardi Total	$10,135,261		$10,503,736		—		$2,237,368		—		—

K. P. March (13)
Qualified Defined Benefit Pension Plan	—		—		—		—		$1,559,211	(14)	—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		$259,758	(14)	—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		$9,453,650	(15)	—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation	—		—		—		—		—		—
RSUs	—		—		—		—		—		—
Stock Options	—		—		—		—		—		—
K. P. March Total	—		—		—		—		$11,272,619		—

B. T. Crutcher
Qualified Defined Benefit Pension Plan	$11,492	(2)	$2,180	(3)	$4,509	(4)	$4,509	(4)	—		—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation	—		$1,932,834	(7)	—		—		—		—
RSUs	$21,022,101	(8)	$21,022,101	(8)	—		—		—		—
Stock Options	$27,835,821	(11)	$27,835,821	(11)	—		—		—		—
B. T. Crutcher Total	$48,869,414		$50,792,936		$4,509		$4,509		—		—

K. J. Ritchie (1)
Qualified Defined Benefit Pension Plan	$2,238,116	(2)	$1,371,524	(3)	$1,993,953	(4)	$1,993,953	(4)	$1,993,953	(4)	—
Non-Qual. Defined Benefit Pension Plan	$926,549	(5)	$513,892	(3)	$749,469	(4)	$749,469	(4)	$749,469	(4)	$749,469	(4)
Non-Qual. Defined Benefit Pension Plan II	$12,320,242	(5)	$7,910,563	(3)	$11,498,197	(4)	$11,498,197	(4)	$11,498,197	(4)	—
Survivor Benefit Plan	—		$4,445,640	(6)	—		—		—		—
Deferred Compensation	—		—		—		—		—		—
RSUs	$15,191,947	(8)	$15,191,947	(8)	—		$15,191,947	(10)	$15,191,947	(10)	—
Stock Options	$19,808,281	(11)	$19,808,281	(11)	—		$19,808,281	(11)	$19,808,281	(11)	—
K. J. Ritchie Total	$50,485,135		$49,241,847		$14,241,619		$49,241,847		$49,241,847		$749,469

R. G. Delagi
Qualified Defined Benefit Pension Plan	$2,190,303	(2)	$530,261	(3)	$1,051,311	(4)	$1,051,311	(4)	—		—
Non-Qual. Defined Benefit Pension Plan	$522,241	(5)	$153,560	(3)	$303,025	(4)	$303,025	(4)	—		$303,025	(4)
Non-Qual. Defined Benefit Pension Plan II	$8,624,747	(5)	$2,743,800	(3)	$5,441,373	(4)	$5,441,373	(4)	—		—
Survivor Benefit Plan									—		—
Deferred Compensation	—		—		—		—		—		—
RSUs	$13,672,867	(8)	$13,672,867	(8)	—		—		—		—
Stock Options	$73,240,649	(11)	$73,240,649	(11)	—		$55,413,128	(12)	—		—
R. G. Delagi Total	$98,250,807		$90,341,137		$6,795,709		$62,208,837		—		$303,025

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	41

(1)	Messrs. Templeton and Ritchie were retirement eligible for purposes of TI’s defined benefit pension plans and under the terms of their equity compensation awards as of December 31, 2017.

(2)	The amount shown is the lump-sum benefit payable at age 65 to the named executive officer in the event of termination as of December 31, 2017, due to disability, assuming the named executive officer does not request payment of his disability benefit until age 65. The assumptions used in calculating these amounts are the same as the age-65 lump-sum assumptions used for financial reporting purposes for the company’s audited financial statements for 2017 and are described in note 6 to the 2017 pension benefits table.

(3)	Value of the benefit payable in a lump sum to the executive officer’s beneficiary calculated as required by the terms of the plan assuming the earliest possible payment date. The plan provides that in the event of death, the beneficiary receives 50 percent of the participant’s accrued benefit, reduced by the age-applicable joint and 50 percent survivor factor.

(4)	Lump-sum value of the accrued benefit as of December 31, 2017, calculated as required by the terms of the plans assuming the earliest possible payment date.

(5)	The amount shown is the lump-sum benefit payable at age 65, in the case of the Non-Qualified Defined Benefit Pension Plan, or separation from service in the case of Plan II. The assumptions used are the same as those described in note 2 above.

(6)	Calculated as required by the terms of the plan assuming the earliest possible payment date.

(7)	Balance as of December 31, 2017, under the non-qualified deferred compensation plan. For all other termination events, balances are distributed in accordance with the participant’s distribution election.

(8)	Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 29, 2017 ($104.44). In the event of termination due to disability or death, all outstanding awards will continue to vest according to their terms. See the first table under “Outstanding equity awards at fiscal year-end 2017” for the number of unvested RSUs as of December 31, 2017, and the related discussion following that table of an additional outstanding RSU award held by Mr. Templeton.

(9)	Calculated by multiplying the previously discussed 120,000 vested RSUs by the closing price of TI common stock as of December 29, 2017 ($104.44).

(10)	Due to retirement eligibility, calculated by multiplying the number of outstanding RSUs held at such termination by the closing price of TI common stock as of December 29, 2017 ($104.44). RSU awards stay in effect and pay out shares according to the vesting schedule.

(11)	Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 29, 2017 ($104.44), multiplied by the number of shares under such options as of December 31, 2017.

(12)	Calculated as the difference between the grant price of all exercisable in-the-money options and the closing price of TI common stock as of December 29, 2017 ($104.44), multiplied by the number of shares under such options as of December 31, 2017.

(13)	Mr. March retired from the company on November 1, 2017.

(14)	Benefit paid to Mr. March on December 1, 2017.

(15)	Calculated using the Plan’s assumptions in effect on December 1, 2017. Amount will be paid on June 1, 2018, as required by Section 409A of the IRC.

42	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

Pay Ratio

For 2017, the median of annual total compensation of all employees of our company (other than our CEO), was $78,951. The annual total compensation of our CEO was $16,573,019. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 210 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” we used the following methodology and material assumptions, adjustments and estimates:

•	We selected October 5, 2017, as the date upon which we would identify the “median employee.”
•	As of this date, our employee population consisted of approximately 29,973 individuals working at the company and consolidated subsidiaries, excluding employees on leaves of absence who are not expected to return to work.
•	To identify the “median employee,” we used base salary and profit sharing information, each of which is paid to all employees. Salaries were annualized for all permanent employees who were employees for less than the full fiscal year or who were on an unpaid leave of absence during a portion of the year.
•	We identified and calculated the elements of the median employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, including the value of the employee’s health and welfare benefits (estimated for the employee and the employee’s eligible dependents) and retirement-related benefits.
•	We applied the exchange rate that we utilize in our payroll system, as of the identification date, to convert foreign currency to U.S. dollars.

The annual total compensation of our CEO is the amount reported in the “Total” column of our 2017 Summary Compensation Table, adding in the value of health and welfare benefits (estimated for our CEO and his eligible dependents) and retirement-related benefits. This resulted in annual total compensation for purposes of determining the ratio in the amount of $16,573,019.

Audit Committee report

The Audit Committee of the board of directors has furnished the following report:

As noted in the committee’s charter, TI management is responsible for preparing the company’s financial statements. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to TI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.

The committee has discussed with the independent registered public accounting firm, Ernst & Young, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.

The committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young the firm’s independence.

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for 2017 for filing with the SEC.

Mark A. Blinn, Chair	Todd M. Bluedorn	Janet F. Clark	Jean M. Hobby

Proposal to ratify appointment of independent registered public accounting firm

The Audit Committee of the board has the authority and responsibility for the appointment, compensation, retention and oversight of the work of TI’s independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP to be TI’s

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	43

independent registered public accounting firm for 2018.

TI has engaged Ernst & Young or a predecessor firm to serve as the company’s independent registered public accounting firm for over 60 years. In order to assure continuing auditor independence, the Audit Committee periodically considers whether the annual audit of TI’s financial statements should be conducted by another firm.

The lead audit partner on the TI engagement serves no more than five consecutive years in that role, in accordance with SEC rules. The Audit Committee Chair and management have direct input into the selection of the lead audit partner.

The members of the Audit Committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interest of the company and its investors. Consequently, the board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present and available to respond to appropriate questions at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

The fees for services provided by Ernst & Young to the company are described below:

	2017	2016
Audit	$9,774,000	$9,664,000
Audit-Related	$722,000	$789,000
Tax	$3,088,000	$3,238,000
All Other	$23,000	$28,000

The services provided were as follows:

Audit: our annual audit, including the audit of internal control over financial reporting, reports on Form 10-Q, assistance with public debt offerings, statutory audits required internationally and accounting consultations.

Audit-related: including employee benefit plan audits and certification procedures relating to compliance with local-government or other regulatory standards for various non-U.S. subsidiaries.

Tax: professional services for tax compliance (preparation and review of income tax returns and other tax-related filings) and tax advice on U.S. and foreign tax matters.

All Other: TI Foundation audit and training.

Pre-approval policy. The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

Annually the independent registered public accounting firm and the director of internal audits present to the Audit Committee services expected to be performed by the firm over the next 12 months. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The services and estimated fees are presented to the Audit Committee for consideration in the following categories: Audit, Audit-related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act). For each service listed in those categories, the committee receives detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee reviews on at least a quarterly basis the services provided to date by the firm and the fees incurred for those services. The Audit Committee may revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.

In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings of the Audit Committee, the committee has delegated pre-approval authority to its Chair (the Audit Committee does not delegate to management its responsibilities to pre-approve services). The Chair reports pre-approval decisions to the Audit Committee and seeks ratification of such decisions at the Audit Committee’s next scheduled meeting.

44	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

The Audit Committee or its Chair pre-approved all services provided by Ernst & Young during 2017.

The board of directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2018.

Proposal to approve the Texas Instruments 2018 Director Compensation Plan

The company’s 2009 Director Compensation Plan (the “2009 Plan”) governs equity compensation of the company’s non-employee directors and provides them with the opportunity to defer their compensation. This plan was designed to attract and retain qualified individuals to serve as directors of the company and to increase the proprietary and vested interest of directors in the growth and performance of the company. The board believes that the 2009 Plan has been effective in achieving these objectives and that the company continues to need a plan of this type.

The 2009 Plan expires in April 2019. As of December 31, 2017, there were approximately 1.0 million shares of common stock available for grant under the 2009 Plan. The board recommends that stockholders approve the adoption of the Texas Instruments 2018 Director Compensation Plan (the “2018 Director Plan”). If the 2018 Director Plan is approved, the 2009 Plan will remain in effect for awards outstanding under that Plan until no such awards remain outstanding, however, no further awards will be made under the 2009 Plan. Similarly, no additional amounts will be able to be deferred into the 2009 Plan. If stockholders do not approve the 2018 Director Plan, it will not be implemented.

The following summary of the 2018 Director Plan is qualified in its entirety by reference to the complete text of the 2018 Director Plan, which is attached to this Proxy Statement as Appendix B. Capitalized terms not separately defined herein have the meanings set forth in the 2018 Director Plan.

Principal features of the 2018 Director Plan

Types of awards

The 2018 Director Plan provides for the grant of the same types of awards as the 2009 Plan: (1) stock options, (2) restricted stock and restricted stock units, and (3) other awards (including stock appreciation rights) valued based on common stock of the company.

Shares available for awards

Under the 2018 Director Plan, the number of shares of common stock available for issuance will be 2,000,000, plus shares related to terminated or canceled awards granted under the 2018 Director Plan. Shares available for issuance may be adjusted by the Administrator (defined below) to prevent dilution or enlargement of plan benefits because of stock splits and other events.

Administrator

The 2018 Director Plan will be administered by the board or a committee of directors appointed by the board (the “Administrator”). The Administrator will have the power to, among other things, interpret and administer the plan. Decisions of the Administrator are final and binding on all parties.

Grants

The 2018 Director Plan provides that each non-employee director will receive an annual grant of options to purchase shares of TI common stock with a grant date value of $100,000, and an annual grant of restricted stock units with a grant date value of $100,000. In addition, each eligible director who is initially elected or appointed after the effective date of the 2018 Director Plan will receive a one-time grant of 2,000 restricted stock units under the 2018 Director Plan. Notwithstanding the foregoing, the total value of awards granted to any director in any given year shall not exceed $500,000 in grant date value.

The company targets pay for non-employee directors, including retainer fees, to be at the median level of pay of our Comparator Group. Every two years, the company reviews and considers comparator compensation levels and, as appropriate, considers changes to ensure our director pay remains aligned with this median. The annual option and RSU grants, the one-time RSU grant to initially elected or appointed directors, and the $500,000 annual award limit were determined to be reasonable based on market analysis and total compensation, and to provide adequate flexibility while still imposing a meaningful limit on future grants.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	45

Options will become exercisable in four equal annual installments commencing on the first anniversary date of the grant and expire not more than ten years after the date of grant. It is expected that all options granted under the Plan will be non-qualified options for U.S. tax purposes. Each restricted stock unit will be paid or settled by the issuance of one share of TI common stock as soon as practicable after the fourth anniversary of the date of grant. If a director experiences a Separation from Service within 24 months after a Change in Control, options become immediately exercisable and restricted stock units vest immediately and are paid or settled as soon as practicable.

If a dividend or other distribution, recapitalization, stock split, or another corporate event or transaction described in Section 5(d) of the 2018 Director Plan affects our common stock such that an adjustment is appropriate to prevent dilution or enlargement of the benefits, or potential benefits, intended to be made available under the 2018 Director Plan, then an equitable adjustment shall be made to: (i) the number and type of shares (or other securities or property) which may be made the subject of awards, (ii) the number and type of shares (or other securities or property) subject to outstanding awards, and (iii) the grant, purchase or exercise price with respect to any award. The Administrator may not take any other action to reduce the exercise price of any option as established at the time of grant.

Awards will be granted for no cash consideration, or for minimal cash consideration if required by applicable law. Awards may provide that upon their exercise the holder will receive cash, stock, other securities, other awards, other property or any combination thereof, as the Administrator will determine. Any shares of stock deliverable under the 2018 Director Plan may consist in whole or in part of authorized and unissued shares or treasury shares.

The exercise price of stock under any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award will not be less than 100 percent of the fair market value (as defined in the 2018 Director Plan) of the stock or other security on the date of the grant of the option, right or award.

Unless otherwise determined by the Administrator, no award granted under the 2018 Director Plan may be transferred or otherwise encumbered by the individual to whom it is granted, other than by will, by designation of a beneficiary, or by the laws of descent and distribution. During the individual’s lifetime, each award will be exercisable only by the individual or by the individual’s guardian or legal representative.

Amendment

The board of directors may amend, alter, discontinue or terminate the 2018 Director Plan or any portion of the plan any time. However, stockholder approval must be obtained for any amendment or alteration that would increase the number of shares available for awards or increase the total value of awards that may be granted in any given year (other than in connection with certain corporate events, as described in Section 5(d) of the 2018 Director Plan) or any other material amendment of the 2018 Director Plan.

Term

No awards may be granted under the 2018 Director Plan after the tenth anniversary of the effective date of the 2018 Director Plan.

Deferral

Each director will be able to elect, with respect to any year, that all or any portion of his or her eligible cash compensation and restricted stock unit grant be deferred in accordance with the terms of the 2018 Director Plan. Each director will be able to elect that his or her deferred compensation for any year be credited to a cash account, a stock unit account or any combination thereof.

New plan benefits

The actual number of units granted will depend on the value of our common stock on the date of grant. The following table sets forth the benefits or amounts that would have been received by or allocated to each of the non-employee directors for the fiscal year ending December 31, 2017, had the 2018 Director Plan been in effect on such date.

Texas Instruments 2018 Director Compensation Plan (1)
Participant	Shares Subject to Options		Restricted Stock Units		Total ($)
Non-Employee Director Group (2)	66,715	(3)	13,871	(4)	$2,199,285

(1)	Based on the $79.26 closing price of our common stock on January 26, 2017, when 2017 awards were granted. Number of shares and units reported does not include those that may be credited to a director upon an election to defer all or a portion of the director’s cash compensation or dividend equivalents into stock unit accounts because future elections are not determinable.

46	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

As a result of deferral elections made for 2017: four directors deferred a total of $368,333 of their cash compensation into stock unit accounts under the 2009 Plan; seven directors deferred receipt of their restricted stock units granted in 2017; and five directors deferred receipt of cash dividend equivalents on restricted stock units in the amount of $203,151, which were paid into director stock unit and cash accounts during 2017.

(2)	Currently, there are 11 non-employee directors.

(3)	Each non-employee director would have received an option to purchase 6,065 shares of TI common stock had the Plan been in effect in 2017, based on a grant date value of $100,000.

(4)	Each non-employee director would have received a grant of 1,261 restricted stock units had the plan been in effect in 2017, based on a grant date value of $100,000. The 2018 Director Plan also provides for additional benefits in the form of other stock-based awards. To date, these types of awards have not been utilized and the non-employee directors would not have been eligible for automatic grant of any such awards.

Tax matters

A participant who receives a grant of an option or a restricted stock unit will not be in receipt of taxable income under the Internal Revenue Code upon the making of the grant. A participant who receives an option under the 2018 Director Plan will generally recognize ordinary income at the time of exercise in the amount of the excess, if any, of the fair market value of the stock on the date of exercise over the option price. Upon payment or settlement of a restricted stock unit award in cash or stock, the participant will recognize ordinary income equal to the value of any cash or shares received.

The company will not be allowed any deduction for federal income tax purposes upon the grant of options or restricted stock units. The company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, realized by a participant who exercises an option. Also, the company will be entitled to a deduction for federal income tax purposes at the same time as, and in an amount equal to, the recognition of ordinary income by a participant in respect of restricted stock unit awards under the 2018 Director Plan and the settlement thereof.

A participant will not be deemed to have received any taxable income under the Internal Revenue Code as a result of a deferral election until the participant receives a distribution. When a distribution is made from a cash account or stock unit account, the participant will recognize ordinary income equal to the value of any cash and shares received. The company will be entitled to a deduction for federal income tax purposes at the time a distribution is made from a cash account or stock unit account in an amount equal to the income recognized by the participant.

The board of directors recommends a vote FOR the Texas Instruments 2018 Director Compensation Plan.

Equity compensation plan information

The following table sets forth information about the company’s equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	52,939,620	(1)	$48.68	(2)	88,998,010	(3)
Equity compensation plans not approved by security holders	1,391,991	(4)	$48.49	(2)	0
Total	54,331,611	(5)	$48.67		88,998,010

(1)	Includes shares of TI common stock to be issued under the Texas Instruments 2003 Director Compensation Plan (the “2003 Director Plan”), the Texas Instruments 2009 Long-Term Incentive Plan (the “2009 LTIP”) and predecessor stockholder-approved plans, the Texas Instruments 2009 Director Compensation Plan (the “2009 Director Plan”) and the TI Employees 2014 Stock Purchase Plan (the “2014 ESPP”).

(2)	Restricted stock units and stock units credited to directors’ deferred compensation accounts are settled in shares of TI common stock on a one-for-one basis. Accordingly, such units have been excluded for purposes of computing the weighted-average exercise price.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	47

(3)	Shares of TI common stock available for future issuance under the 2009 LTIP, the 2009 Director Plan and the 2014 ESPP. 52,549,619 shares remain available for future issuance under the 2009 LTIP and 1,045,755 shares remain available for future issuance under the 2009 Director Plan. Under the 2009 LTIP and the 2009 Director Plan, shares may be granted in the form of restricted stock units, options or other stock-based awards such as restricted stock.

(4)	Includes shares to be issued under the Texas Instruments 2003 Long-Term Incentive Plan (the “2003 LTIP”). The 2003 LTIP was replaced by the 2009 LTIP, which was approved by stockholders. No further grants may be made under the 2003 LTIP. Only non-management employees were eligible to receive awards under the 2003 LTIP. The 2003 LTIP authorized the grant of shares in the form of restricted stock units, options or other stock-based awards such as restricted stock. The plan is administered by a committee of independent directors (the Committee). The Committee had the sole discretion to grant to eligible participants one or more equity awards and to determine the number or amount of any award. Except in the case of awards made through assumption of, or in substitution for, outstanding awards previously granted by an acquired company, and except as a result of an adjustment event such as a stock split, the exercise price under any stock option, the grant price of any stock appreciation right, and the purchase price of any security that could be purchased under any other stock-based award under the 2003 LTIP could not be less than 100 percent of the fair market value of the stock or other security on the effective date of the grant of the option, right or award.

Also includes shares to be issued under the Texas Instruments Directors Deferred Compensation Plan and the Texas Instruments Restricted Stock Unit Plan for Directors. These plans were replaced by the stockholder-approved 2003 Director Plan (which was replaced by the 2009 Director Plan), and no further grants may be made under them.

(5)	Includes 44,754,593 shares for issuance upon exercise of outstanding grants of options, 9,225,643 shares for issuance upon vesting of outstanding grants of restricted stock units, 202,179 shares for issuance under the 2014 ESPP and 149,196 shares for issuance in settlement of directors’ deferred compensation accounts.

Additional information

Voting securities

As stated in the notice of annual meeting, holders of record of the common stock at the close of business on February 26, 2018, may vote at the meeting or any adjournment of the meeting. As of February 26, 2018, 983,105,798 shares of TI common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held.

Security ownership of certain beneficial owners

The following table shows the only persons who have reported beneficial ownership of more than 5 percent of the common stock of the company by virtue of filing a schedule 13G with the SEC. Persons generally “beneficially own” shares if they have the right to either vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

Name and Address	Shares Owned at December 31, 2017		Percent of Class
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	83,312,134	(1)	8.47%

BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	68,837,536	(4)	7.0%

(1)	According to its Form 13G filing, The Vanguard Group has sole voting power for 1,412,120, shared voting power for 223,556, sole dispositive power for 81,711,196 and shared dispositive power for 1,600,938 of these shares.

(2)	According to its Form 13G filing, BlackRock, Inc. has sole voting power for 58,319,093 shares, and sole dispositive power for 68,837,536 shares.

Security ownership of directors and management

The following table shows the beneficial ownership of TI common stock by directors, the named executive officers and all executive officers and directors as a group. Each director and named executive officer has sole voting power (except for shares

48	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

obtainable within 60 days, shares subject to RSUs and shares credited to deferred compensation accounts as detailed in the footnotes to the table) and sole investment power with respect to the shares owned. The table excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership. No director or executive officer has pledged shares of TI common stock.

Name	Shares Owned at December 31, 2017	Percent of Class
Directors
R. W. Babb, Jr.	81,898	*
M. A. Blinn	26,667	*
T. M. Bluedorn	2,000	*
D. A. Carp	119,226	*
J. F. Clark	14,869	*
C. S. Cox	103,922	*
B. T. Crutcher	468,785	*
J. M. Hobby	4,777	*
R. Kirk	36,971	*
P. H. Patsley	151,085	*
R. E. Sanchez	49,933	*
W. R. Sanders	80,018	*
R. K. Templeton	3,119,589	*

Management (2)
R. R. Lizardi	123,510	*
K. P. March	661,594	*
K. J. Ritchie	341,486	*
R. G. Delagi	1,164,875	*
All executive officers and directors as a group (3)	8,248,780	*

*	less than 1 percent.

(1)	Included in the shares owned shown above are:

Directors	Shares Obtainable within 60 Days	Shares Credited to 401(k) Account	RSUs (in Shares) (a)	Shares Credited to Deferred Compensation Accounts (b)
R. W. Babb, Jr.	41,463	—	18,296	21,139
M. A. Blinn	9,724	—	9,271	7,672
T. M. Bluedorn	—	—	2,000	—
D. A. Carp	41,463	—	34,960	42,803
J. F. Clark	6,511	—	5,150	3,208
C. S. Cox	70,621	—	28,296	1,866
B. T. Crutcher	267,276	—	201,284	—
J. M. Hobby	1,516	—	3,261	—
R. Kirk	26,714	—	7,271	986
P. H. Patsley	77,621	—	9,271	45,168
R. E. Sanchez	26,714	—	7,271	7,810
W. R. Sanders	26,714	—	16,871	1,659
R. K. Templeton	2,318,278	13,095	483,947	—

(a)	The non-employee directors’ RSUs granted before 2007 are settled in TI common stock generally upon the director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors. RSUs granted after 2006 are settled in TI common stock generally upon the fourth anniversary of the grant date.

(b)	The shares in deferred compensation accounts are issued following the director’s termination of service.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	49

(2)	Included in the shares owned shown above are:

Executive Officer	Shares Obtainable within 60 Days	Shares Credited to 401(k) Account	RSUs (in Shares)
R. R. Lizardi	75,686	—	40,178
K. P. March	360,672	2,111	98,187
K. J. Ritchie	194,556	—	145,461
R. G. Delagi	1,018,420	12,220	130,916

(3)	Includes:

(a)	5,624,074 shares obtainable within 60 days;

(b)	28,137 shares credited to 401(k) accounts;

(c)	1,845,391 shares subject to RSU awards; for the terms of these RSUs, see pages 15 and 34-35; and

(d)	132,312 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.

Related person transactions

Because we believe that company transactions with directors and executive officers of TI or with persons related to TI directors and executive officers present a heightened risk of creating or appearing to create a conflict of interest, we have a written related person transaction policy that has been approved by the board of directors. The policy states that TI directors and executive officers should obtain the approvals or ratifications specified below in connection with any related person transaction. The policy applies to transactions in which:

1.	TI or any TI subsidiary is or will be a participant;

2.	The amount involved exceeds or is expected to exceed $120,000 in a fiscal year; and

3.	Any of the following (a “related person”) has or will have a direct or indirect interest:

(a)	A TI director or executive officer, or an Immediate Family Member of a director or executive officer;

(b)	A stockholder owning more than 5 percent of the common stock of TI or an Immediate Family Member of such stockholder, or, if the 5 percent stockholder is not a natural person, any person or entity designated in the Form 13G or 13D filed under the SEC rules and regulations by the 5 percent stockholder as having an ownership interest in TI stock (individually or collectively, a “5 percent holder”); or

(c)	An entity in which someone listed in (a) above has a 5 percent or greater ownership interest, by which someone listed in (a) is employed, or of which someone listed in (a) is a director, principal or partner.

For purposes of the policy, an “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of a TI director, executive officer or 5 percent holder.

The policy specifies that a related person transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions or arrangements.

50	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

The required approvals are as follows:

Arrangement Involving:	Approval Required by:
Executive officer who is also a member of the TI board, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	GSR Committee

Chair of the GSR Committee, chief compliance officer, any of his or her Immediate Family Members, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	GSR Committee

Any other director or executive officer, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	Chief Compliance Officer in consultation with the Chair of the GSR Committee

A 5 percent holder	GSR Committee

No member of the GSR Committee will participate in the consideration of a related person arrangement in which such member or any of his or her Immediate Family Members is the related person.

The approving body or persons will consider all of the relevant facts and circumstances available to them, including (if applicable) but not limited to: the benefits to the company of the arrangement; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the arrangement; and the terms available to unrelated third parties or to employees generally. The primary consideration is whether the transaction between TI and the related person (a) was the result of undue influence from the related person or (b) could adversely influence or appear to adversely influence the judgment, decisions or actions of the director or executive officer in meeting TI responsibilities or create obligations to other organizations that may come in conflict with responsibilities to TI.

No related person arrangement will be approved unless it is determined to be in, or not inconsistent with, the best interests of the company and its stockholders, as the approving body or persons shall determine in good faith.

The chief compliance officer will provide periodic reports to the committee on related person transactions. Any related person transaction brought to the attention of the chief compliance officer or of which the chief compliance officer becomes aware that is not approved pursuant to the process set forth above shall be terminated as soon as practicable.

The board has determined that the following types of transactions pose little risk of a conflict of interest and therefore has deemed them approved:

•	Compensation paid to a TI director or executive officer for services as such, or where the sole interest in a related person transaction of a TI director, executive officer or 5 percent holder is their position as such;
•	Transactions where the rates or charges involved are determined by competitive bids, involve the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;
•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;
•	Interests of a related person arising only from:
¡	the direct or indirect ownership in another party to the transaction and that ownership, when combined with the ownership of all the other individuals specified in 3(a)-(c) above, is less than 5 percent of the outstanding equity of such party;
¡	an interest as a limited partner in a partnership, and that ownership interest, when combined with all the other ownership interests of the other individuals specified in 3(a)-(c) above, is less than 5 percent of the total ownership interest of the limited partnership;
¡	their position as a director of another corporation or organization;
¡	the ownership of TI stock and all holders of that class of stock receive the same benefit on a pro-rata basis;
•	Transactions in the ordinary course of business where the only relationship of a TI director or executive officer, or their Immediate Family Member, is as an employee (other than an executive officer) and/or less than a 10 percent beneficial owner of the other entity if (i) the TI director or executive officer is not involved in negotiating the terms of the transaction and (ii) amounts involved for the fiscal year do not exceed the greater of $200,000 or 2 percent of the entity’s consolidated gross revenues for that year;

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	51

•	Charitable contributions, grants or endowments by TI or the TI Foundation to an entity where the only relationship of the TI director or executive officer, or their Immediate Family Member, is as a trustee or employee (other than as an executive officer) if the aggregate payments for the fiscal year do not exceed the greater of $200,000 or 2 percent of the recipient’s consolidated gross revenues for that year. “Payments” exclude payments arising solely from investments in TI stock, payments under the TI Director Award Program and payments under non-discretionary charitable contribution matching programs; and
•	Transactions involving the employment of an Immediate Family Member of a TI director or executive officer if such director or executive officer does not participate in the decisions regarding the hiring, performance evaluation or compensation of the Immediate Family Member and such hiring, performance evaluation or compensation is determined on a basis consistent with TI’s human resources policies.

During 2017, the son of R. Gregory Delagi (Senior Vice President) was employed in our facilities organization. Mr. Delagi was not involved in any decisions regarding his son’s employment at TI, and the compensation of his son was consistent with that of similarly situated employees.

Compensation committee interlocks and insider participation

During 2017, Messrs. Carp and Sanchez and Mses. Patsley and Whitman served on the Compensation Committee. No committee member (i) was an officer or employee of TI, (ii) was formerly an officer of TI or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). No executive officer of TI served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a member of our board of directors or a member of the Compensation Committee.

Cost of solicitation

The solicitation is made on behalf of our board of directors. TI will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officials and regular employees of TI may solicit proxies personally, by telephone, fax or email, from some stockholders if proxies are not promptly received. We have also hired Georgeson Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

Stockholder proposals and nominations for 2019

The table below shows the deadlines for stockholders to submit proposals or director nominations for next year’s annual meeting.

	Proposals for Inclusion in 2019 Proxy Materials	Director Nominees for Inclusion in 2019 Proxy Materials (Proxy Access)	Other Proposals/Nominees to be Presented at 2019 Annual Meeting (and Not for Inclusion in Proxy Materials)
When proposal must be received by Texas Instruments	On or before November 13, 2018	No earlier than October 14, 2018, and no later than November 13, 2018	No earlier than December 27, 2018, and no later than January 26, 2019

Proposals are to be sent to: Texas Instruments Incorporated, 12500 TI Boulevard, MS 8658, Dallas, TX 75243, Attn: Secretary.

We reserve the right to reject, rule out of order, or take any other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

In addition, all suggestions from stockholders concerning the company’s business are welcome and will be carefully considered by TI’s management. To ensure that your suggestions receive appropriate review, the GSR Committee reviews correspondence from stockholders and management’s responses. Stockholders are thereby given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals. See “Communications with the board” for information on contacting the board.

Benefit plan voting

If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans and are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee

52	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should do so by April 23, 2018, in the manner described in the notice of annual meeting.

Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 23, 2018, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date unless otherwise required by law.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act requires certain persons, including the company’s directors and executive officers, to file reports with the SEC regarding beneficial ownership of certain equity securities of the company. Due to an administrative error, there was one late filing for Mr. Xie with respect to a gift of shares. The company believes that all other reports during 2017 were timely filed by its directors and executive officers.

Telephone and internet voting

Registered stockholders and benefit plan participants. Stockholders with shares registered directly with Computershare (TI’s transfer agent) and participants who beneficially own shares in a TI benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the internet at www.proxyvote.com.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. TI has been advised by counsel that the telephone and internet voting procedures, which have been made available through Broadridge Financial Solutions, Inc., are consistent with the requirements of applicable law.

Stockholders with shares registered in the name of a brokerage firm or bank. A number of brokerage firms and banks offer telephone and internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Stockholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and internet access providers, that must be borne by the stockholder.

Stockholders sharing the same address

To reduce the expenses of delivering duplicate materials, we take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of these materials, you may request a separate copy at no cost to you by calling Investor Relations at (214) 479-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate materials, or request that we send only one set of materials to you if you are receiving multiple copies, by calling (866) 540-7095 or writing to Investor Relations at the address given above.

Electronic delivery of proxy materials and copies of our Form 10-K

As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, vote via the internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years. After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder and would like to request electronic delivery, visit www-us.computershare.com/investor or call TI Investor Relations at (214) 479-3773 for more information. If you are a participant in a TI benefit plan and would like to request electronic delivery, call TI Investor Relations for more information.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	53

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 26, 2018. This 2018 proxy statement and the company’s 2017 annual report are accessible at: www.proxyvote.com.

The company’s annual report to stockholders, which contains consolidated financial statements for the year ended December 31, 2017, accompanies this proxy statement. You may also obtain a copy of the company’s annual report on Form 10-K for the year ended December 31, 2017, that was filed with the SEC without charge by writing to Investor Relations, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199. Our Form 10-K is also available in the “Investor Relations” section of our website at www.ti.com.

Sincerely,

Cynthia Hoff Trochu

Senior Vice President,

Secretary and General Counsel

March 13, 2018

Dallas, Texas

Notice regarding forward-looking statements

This proxy statement includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements herein that describe TI’s business strategy, plans, goals, future capital spending levels and potential for growth, improved profit margins and cash generation are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results and amounts to differ materially from those in forward-looking statements. For a detailed discussion of the risks and uncertainties, see the Risk factors discussion in Item 1A of our annual report on Form 10-K for the year ended December 31, 2017. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

54	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

Directions and other annual meeting information

Directions

From DFW airport: Take the North Airport exit to IH-635E. Take IH-635E to the Greenville Avenue exit. Turn right (South) on Greenville. Turn right (West) on Forest Lane. Texas Instruments will be on your right at the second traffic light.

From Love Field airport: Take Mockingbird Lane East to US-75N (Central Expressway). Travel North on 75N to the Forest Lane exit. Turn right (East) on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left.

Parking

All visitors should park at the South Lobby, where reserved parking will be available.

Security

Be advised that TI’s security policy forbids weapons, cameras and audio/video recording devices inside TI buildings. All bags will be subject to search upon entry into the building.

Attendance

For additional information about attending the annual meeting see the discussion under “Attendance requirements” on page 4.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	55

Appendix A

Non-GAAP reconciliations

This proxy statement refers to ratios based on free cash flow. These are financial measures that were not prepared in accordance with generally accepted accounting principles in the U.S. (GAAP). Free cash flow is a non-GAAP measure calculated by subtracting Capital expenditures from the most directly comparable GAAP measure, Cash flows from operating activities (also referred to as Cash flow from operations). We believe free cash flow and these ratios based on it provide insight into our liquidity, our cash-generating capability and the amount of cash potentially available to return to shareholders, as well as insight into our financial performance. These non-GAAP measures are supplemental to the comparable GAAP measures and are reconciled in the table below to the most directly comparable GAAP measures.

					Percentage of Revenue
	For Years Ended December 31,				For Years Ended December 31,
Free Cash Flow as a Percentage of Revenue	2017	2016	2015	Total	2017	2016	2015	Total
(Millions of dollars)
Revenue	$14,961	$13,370	$13,000	$41,331
Cash flow from operations (GAAP)	$5,363	$4,614	$4,397	$14,374	35.8%	34.5%	33.8%	34.8%
Capital expenditures	(695)	(531)	(551)	(1,777)

Free cash flow (non-GAAP)	$4,668	$4,083	$3,846	$12,597	31.2%	30.5%	29.6%	30.5%

A-1	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

Appendix B

TEXAS INSTRUMENTS 2018 DIRECTOR COMPENSATION PLAN

Dated April 26, 2018

SECTION 1. PURPOSE.

The Texas Instruments 2018 Director Compensation Plan (“the Plan”) is intended as a successor plan to the Company’s 2009 Director Compensation Plan. This Plan is designed to attract and retain qualified individuals to serve as directors of the Company and to increase the proprietary and vested interest of such directors in the growth and performance of the Company. This Plan is effective for Awards granted on or after the Effective Date.

SECTION 2. DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Account” means a Cash Account or Stock Unit Account established under Section 11 of the Plan.

(b)	“Administrator” means the Board or a committee of directors designated by the Board to administer the Plan.

(c)	“Award” means any Option, Restricted Stock Unit, Stock Appreciation Right or other stock-based award under the Plan.

(d)	“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Director. An Award Agreement may be in electronic form.

(e)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(f)	“Cash Account” means the bookkeeping accounts established or maintained pursuant to Section 11(b)(i) on behalf of each Director who elects pursuant to Section 11(b) to have any of his or her Deferred Compensation credited to a cash account.

(g)	“Change in Control” shall mean an event that will be deemed to have occurred:

(i)	On the date any Person, other than (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding stock under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires ownership of stock of the Company that, together with stock held by such Person, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any Person is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person is not considered to be a Change in Control;

(ii)	On the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; or

(iii)	On the date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control when there is such a sale or transfer to (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s then outstanding stock; (ii) an entity, at least 50 percent of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns, directly or indirectly, at least 50 percent of the total value or voting power of the outstanding stock of the Company; or (iv) an entity, at least 50 percent of the total value or voting power of the stock of which is owned, directly or indirectly, by a Person that owns, directly or indirectly, at least 50 percent of the total value or voting power of the outstanding stock of the Company.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	B-1

(iv)	For purposes of (i), (ii) and (iii) of this Section 2(g):

(A)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended;

(B)	“Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code; and

(C)	“Subsidiary” means any entity whose assets and net income are included in the consolidated financial statements of the Company audited by the Company’s independent auditors and reported to stockholders in the annual report to stockholders.

(v)	Notwithstanding the foregoing, in no case will an event in (i), (ii) or (iii) of this Section 2(g) be treated as a Change in Control unless such event also constitutes a “change in control event” with respect to the Company within the meaning of Treas. Reg. § 1.409A-3(i)(5) or any successor provision.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Company” means Texas Instruments Incorporated, together with any successor thereto.

(j)	“Deferred Cash Compensation” means that portion of any Director’s Eligible Compensation that is payable in cash and that he or she elects pursuant to Section 11(a) to be deferred in accordance with this Plan.

(k)	“Deferred Compensation” means that portion of any Director’s Eligible Compensation that he or she elects pursuant to Section 11(a) to be deferred in accordance with this Plan.

(l)	“Deferred Compensation Account” means a Cash Account or Stock Unit Account containing amounts earned and deferred under this Plan and Restricted Stock Units, the receipt of which a Director has elected to defer.

(m)	“Director” means a member of the Board who is not an employee of the Company or any subsidiary thereof.

(n)	“Effective Date” means the date this Plan is approved by stockholders of the Company.

(o)	“Eligible Compensation” means (i) the cash portion of any compensation payable by the Company to a Director for his or her services as a Director but shall not include any reimbursement by the Company of expenses incurred by a Director incidental to attendance at a meeting of the Company’s stockholders, the Board, or any committee of the Board, or of any other expense incurred on behalf of the Company, (ii) any Restricted Stock Units granted by the Company to a Director for his or her services as a Director, and (iii) any dividend equivalents paid on Restricted Stock Units pursuant to Section 9(d).

(p)	“Fair Market Value” means the closing price of the Shares on the date specified (or, if there is no trading on The NASDAQ Stock Market on such date, then on the first previous date on which there is such trading) as reported by WSJ.com or Bloomberg L.P., or if unavailable, then by reference to any other source as may be deemed appropriate by the GSR Committee.

(q)	“GSR Committee” means the Governance and Stockholder Relations Committee of the Board or any successor committee.

(r)	“Option” means an option granted under this Plan to purchase Shares on the terms and conditions set forth in the Plan and the applicable Award Agreement.

(s)	“Participant” means an individual who has received an Award or established an Account under the Plan.

(t)	“Plan” means this Texas Instruments 2018 Director Compensation Plan.

(u)	“Restricted Stock Unit” means a contractual right granted under this Plan that is denominated in Shares, each of which represents a right to receive a Share on the terms and conditions set forth in the Plan and the applicable Award Agreement.

(v)	“Secretary” means the Secretary of the Company.

B-2	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

(w)	“Separation from Service” means a termination of services provided by a Participant as a member of the Board or of the board of directors of any other member of the controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company (for purposes of this Section 2(x), the controlled group members other than the Company are referred to collectively as “ERISA Affiliates”), whether such termination is voluntary or involuntary, as determined by the Administrator in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service as a member of the Board or of a board of directors of an ERISA Affiliate, the following provisions shall apply:

(i)	If a Director also provides services to the Company or any ERISA Affiliate as an employee at the time of his Separation from Service as a member of the Board, the services such Participant provides as an employee shall not be taken into account in determining whether the Participant has a Separation from Service as a Director for purposes of this Plan (provided that this Plan is not, at the time of such determination, aggregated under Treas. Reg. §1.409A-1(c)(2)(ii) with any plan in which the Participant participates as an employee).

(ii)	A Participant shall be considered to have experienced a termination of services when the facts and circumstances indicate that the Participant, the Company and each ERISA Affiliate reasonably anticipate that the Participant will perform no further services for the Company or any ERISA Affiliate as a member of the Board (or the board of directors of any ERISA Affiliate), and the Participant’s term as a member of the Board has expired.

(iii)	If a Director is also providing additional services to the Company as an independent contractor, he or she cannot have a Separation from Service for purposes of Section 409A of the Code until he or she has separated from service both as a Director and as an independent contractor.

(x)	“Shares” shall mean shares of the common stock of the Company, $1.00 par value.

(y)	“Specified Employee” means any Participant who is determined to be a “key employee” (as defined under Section 416(i) of the Code without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Administrator in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

(i)	Identification of the individuals who fall within the above-referenced definition of “key employee” shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(ii)	Each Participant who is among the individuals identified as a “key employee” in accordance with part (i) of this Section 2(z) shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date.

(z)	“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 10 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or any date or dates during a specified period before the date of exercise over (ii) the grant price of the right, which grant price shall not be less than the Fair Market Value of one Share on the date of grant of the right.

(aa)	“Stock Unit Account” means the bookkeeping accounts established, pursuant to Section 11(b)(ii), on behalf of each Director who elects, pursuant to Section 11(b), to have any of his or her Deferred Cash Compensation credited to a stock unit account.

(bb)	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or the Participant’s spouse, beneficiary, or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, all as determined by the Administrator based on the relevant facts and circumstances and as provided for in Treas. Reg. §1.409A-3(i)(3) or any successor provision.

(cc)	“Year” means a calendar year.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	B-3

SECTION 3. ELIGIBILITY.

Each Director shall be eligible to defer Eligible Compensation and to receive Awards under the Plan.

SECTION 4. ADMINISTRATION.

This Plan shall be administered by the Administrator. Subject to the terms of the Plan and applicable law, the Administrator shall have full power and authority to: (i) interpret, construe and administer the Plan and any instrument or agreement relating to, or Award granted or Accounts established under, the Plan; (ii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that it deems necessary or desirable for the administration of this Plan. All decisions of the Administrator shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the Directors.

SECTION 5. SHARES AVAILABLE FOR AWARDS.

(a)	Subject to adjustment as provided in this Section 5, the number of Shares available for issuance under the Plan shall be 2,000,000 Shares. Notwithstanding anything to the contrary set forth herein, in any given Year, the total value of Awards granted to any Director shall not exceed $500,000 in grant-date value.

(b)	If, after the effective date of the Plan, (i) any Shares covered by an Award or Stock Unit Account, or to which such an Award relates, are forfeited, or (ii) if an Award or Account expires or is cancelled or is otherwise terminated without the delivery of Shares, then such Shares, to the extent of any such forfeiture, expiration, cancellation, or termination, shall again be, or shall become, available for issuance under the Plan. For purposes of this Section, awards and options granted under any previous director compensation plan of the Company shall be treated as Awards, and accounts established under any such plan shall be treated as Accounts. For the avoidance of doubt, the number of Shares available for issuance under the Plan shall not be increased by: (1) the withholding of Shares as a result of the net settlement of an outstanding Option; (2) the delivery of Shares to pay the exercise price or withholding taxes relating to an Award; or (3) the repurchase of Shares on the open market using the proceeds of an Option’s exercise.

(c)	Any Shares delivered pursuant to an Award or Stock Unit Account may consist, in whole or in part, of authorized and unissued Shares, of treasury Shares or of both.

(d)	In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall equitably adjust any or all of (i) the number of outstanding Restricted Stock Units, (ii) the number and type of Shares credited to Stock Unit Accounts, (iii) the number and type of Shares subject to Options and SARs, (iv) the exercise price with respect to any Option or SAR or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Option or SAR, and (v) the limits specified in Section 5(a); provided, however, that no fractional Restricted Stock Units or Shares shall be issued or outstanding hereunder. Any such adjustment with respect to a “Stock Right” outstanding under the Plan as defined in Section 409A of the Code, shall be made in a manner that is intended to avoid imposition of any additional tax or penalty under Section 409A.

SECTION 6. EQUITY GRANT UPON INITIAL ELECTION.

(a)	Initial Grant. Following the effective date of this Plan, each Director shall, effective as of the date of such individual’s initial election or appointment to the Board, be granted 2,000 Restricted Stock Units.

(b)	Terms and Conditions. The terms and conditions of each Restricted Stock Unit granted under this Section 6 shall be as described in Section 9.

SECTION 7. ANNUAL EQUITY GRANTS.

(a)	Annual Grant. Each Director will be granted annually an Option with a grant-date value of approximately $100,000 determined using a Black-Scholes option-pricing model and a Restricted Stock Unit Award with a grant-date value of approximately $100,000, in each case rounded down to the nearest whole share. The Restricted Stock Units granted under this Section 7(a) shall be in addition to any RSUs granted to any Director pursuant to Section 6.

B-4	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

(b)	Effective Date of Annual Grant. In each year the effective date for the annual grant of equity to the Company’s executive officers by the Compensation Committee of the Board (or any successor committee) shall be the date the Options and Restricted Stock Units are granted; provided that in any year in which the Compensation Committee does not grant equity to any of the Company’s executive officers in connection with the annual compensation review process, then the third trading day after the release of the Company’s financial results for the first quarter of such year shall be the date the Options and Restricted Stock Units are granted.

(c)	Terms and Conditions. The terms and conditions of each Option and Restricted Stock Unit granted under this Section 6 shall be as described in Sections 8 and 9, respectively.

(d)	Reductions in Awards. Prior to the effective date of any annual grant as described in this Section 7, the Board shall have the right to make reductions in the Awards to be granted under this Section 7. In determining whether to reduce any Award and the amount of any reduction, the Board shall take into consideration such factors as the Board shall determine.

SECTION 8. OPTIONS.

The Options granted under this Plan will be nonstatutory stock options not intended to qualify under Section 422 of the Code and shall have the terms and conditions described in this Section 8:

(a)	Price and Term of Options. The purchase price per share of Shares deliverable upon the exercise of each Option shall be 100% of the Fair Market Value per share of the Shares on the effective date of the grant as determined in Section 7(b).

(b)	Payment. The Secretary shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect to an Option may be made or deemed to have been made.

(c)	Exercisability. Subject to Section 8(d), Options shall become exercisable in four equal annual installments commencing on the first anniversary date of the grant.

(d)	Termination of Service as a Director. The effect of a Participant’s termination of service as a member of the Board shall be as follows:

(i)	Termination for cause: All outstanding Options held by the Participant shall be canceled immediately upon termination.

(ii)	Death: All outstanding Options held by the Participant shall continue to full term, becoming exercisable in accordance with Section 8(c), and shall be exercisable by such Participant’s heirs or legal representatives.

(iii)	Permanent disability, termination after 8 years of service, or termination for reason of ineligibility to stand for reelection under the Company’s By-Laws: All outstanding Options held by the Participant shall continue to full term, becoming exercisable in accordance with Section 8(c).

(iv)	Change in Control: If a Participant experiences a Separation From Service (other than for cause) within 24 months after a Change in Control, the provisions of Section 8(c) shall not apply and Options held by the Participant shall be immediately exercisable and shall continue to full term.

(v)	Other: For any termination other than those specified above, all outstanding Options held by the Participant shall be exercisable for 30 days after the date of termination, only to the extent that such Options were exercisable on the date of termination, except that if the Participant dies within 30 days after his or her termination, then such Participant’s heirs may exercise the Options for a period of up to one year after the Participant’s death, but only to the extent any unexercised portion was exercisable on the date of termination.

(e)	Option Agreement. Each Option granted under this Plan shall be evidenced by an Award Agreement with the Company, which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	B-5

SECTION 9. RESTRICTED STOCK UNITS.

Each Restricted Stock Unit granted under this Plan shall be paid or settled by the issuance of one Share and shall have the terms and conditions described in this Section 9:

(a)	Vesting and Settlement. Subject to Section 9(b) and subject to a Director’s election to defer the settlement of Restricted Stock Units pursuant to Section 11, the shares covered by the Restricted Stock Units shall be paid or settled as soon as practicable after the fourth anniversary of the date of grant.

(b)	Termination of Service as a Director. The effect of a Participant’s termination of service as a member of the Board shall be as follows:

(i)	Death: All outstanding Restricted Stock Units held by the Participant shall continue to full term subject to the other terms and conditions of this Plan, and shares shall be issued to such Participant’s heirs at such times and in such manner as if the Participant were still a member of the Board.

(ii)	Permanent disability, termination after 8 years of service, or termination for reason of ineligibility to stand for reelection under the Company’s By-Laws: All outstanding Restricted Stock Units held by the Participant shall continue to full term subject to the other terms and conditions of this Plan, and shares shall be issued to such Participant at such times and in such manner as if the Participant were still a member of the Board.

(iii)	Separation From Service after a Change in Control: If a Participant experiences a Separation From Service (other than for cause) within 24 months after a Change in Control, the provisions of Section 9(a) shall not apply and:

(A)	To the extent permitted without additional tax or penalty by Section 409A of the Code, all shares underlying such Restricted Stock Units held by the Participant (including any such Restricted Stock Units subject to an election to defer settlement under Section 11) will be issued on, or as soon as practicable (but no later than 60 days) after, the Participant’s Separation From Service; provided, however, that if the participant is a Specified Employee upon such Separation From Service, the shares will be issued on, or as soon as practicable (but no more than 10 days) after, the first day of the seventh month following the Separation From Service and any such Restricted Stock Units outstanding under this Plan shall vest and be paid immediately.

(B)	To the extent that the issuance of shares is not permitted without additional tax or penalty by Section 409A, the Award will continue to full term and the shares will be issued at the issuance date specified in the Award Agreement as if the Participant were still a Director on such date or (for any such Restricted Stock Units subject to an election to defer settlement pursuant to Section 11) in accordance with Section 11(h)(i).

(iv)	Other: For any termination other than those specified above, all outstanding Restricted Stock Units held by the Participant shall terminate and become void without any shares being issued.

(c)	Restricted Stock Unit Agreement. Each Restricted Stock Unit Award granted under this Plan shall be evidenced by an Award Agreement with the Company, which shall contain the terms and conditions set forth herein and shall otherwise be consistent with the provisions of this Plan.

(d)	Right to Dividend Equivalents. Each recipient of Restricted Stock Units under this Plan shall have the right, during the period when such Restricted Stock Units are outstanding and prior to the termination, forfeiture or payment or settlement thereof, to receive dividend equivalents equal to the amount or value of any cash or other distributions or dividends payable on the same number of Shares. The Company shall accumulate dividend equivalents on each dividend payment date and, unless a Director has elected to defer receipt of such dividend equivalents pursuant to Section 11, pay such accumulated amounts without interest in December of each fiscal year, but no later than March 15 of the calendar year following the calendar year in which the related dividend is declared.

(e)	Issuance of Shares. A stock certificate or certificates shall be registered and issued or other indicia of ownership of shares shall be issued, in the name or for the benefit of the holder of Restricted Stock Units and delivered to such holder as soon as practicable after such Restricted Stock Units have become payable or settleable in accordance with the terms of the Plan.

B-6	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

SECTION 10. STOCK APPRECIATION RIGHTS (SARs).

(a)	SARs may be granted to Directors with such terms and conditions as the Administrator shall determine not inconsistent with the provisions of the Plan.

(b)	The term of each SAR shall be fixed by the Administrator but shall not exceed 10 years.

SECTION 11. DEFERRED COMPENSATION.

(a)	Deferral Election. Each Director may elect, with respect to any Year, that all or any percentage of his or her Eligible Compensation be deferred in accordance with the terms of this Plan.

(b)	Cash Compensation Investment Alternatives. Each Director may elect that his or her Deferred Cash Compensation for any Year be credited to a Cash Account or a Stock Unit Account or to any combination thereof.

(i)	Cash Accounts.

(A)	The Company shall establish and maintain, as appropriate, separate unfunded Cash Accounts for each Director who has elected that any portion of his or her Deferred Cash Compensation be credited to a Cash Account.

(B)	As of the date on which any amount of a Director’s Deferred Cash Compensation becomes payable, his or her Cash Account shall be credited with an amount equal to that portion of such Deferred Cash Compensation as such Director has elected be credited to his or her Cash Account.

(C)	As of the last day of each month, interest on each Cash Account shall be credited on the average of the balances on the first and last day of such month. Interest shall be credited at a rate equivalent to the average yield on corporate bonds rated Aaa by Moody’s Investors Service on September 30 of the preceding Year (or if there is no such yield reported for such date, then on the next preceding date for which such a yield is reported) as published in Federal Reserve Statistical Release H.15, or at such other rate that would qualify as a “reasonable rate of interest” as defined by Section 409A of the Code, as may be determined by the GSR Committee for each Year.

(ii)	Stock Unit Accounts.

(A)	The Company shall establish and maintain, as appropriate, separate unfunded Stock Unit Accounts for each Director who has elected that any portion of his or her Deferred Cash Compensation be credited to a Stock Unit Account.

(B)	As of each date on which any amount of a Director’s Deferred Cash Compensation becomes payable, his or her Stock Unit Account shall be credited with that number of units as are equal to the number of full or fractional Shares as could be purchased at the Fair Market Value on the first trading day preceding such date with the portion of such Deferred Cash Compensation as such Director has elected be credited to his or her Stock Unit Account.

(C)	As of the payment date for each dividend on Shares declared by the Board, there shall be credited to each Stock Unit Account that number of units as are equal to the number of full or fractional Shares as could be purchased at the Fair Market Value on the first trading day preceding the payment date for such dividend with an amount equal to the product of: (i) the dividend per share, and (ii) the number of units in such Stock Unit Account immediately prior to the record date for such dividend.

(c)	Restricted Stock Units. Each Director may elect to defer all or a portion of any Restricted Stock Unit Award.

(d)	Dividend Equivalents. Each Director may elect to defer all or a portion of any dividend equivalents paid on Restricted Stock Units.

(e)	Time of Election. An election to defer all or any portion of Eligible Compensation for any Year shall be made in writing in the form (“Election Form”) prescribed by the Secretary.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	B-7

(i)	Except as hereinafter provided, to be effective, an Election Form relating to payments for a Year, or to Restricted Stock Units that may be granted in such Year, must be received by the Secretary on or before December 31 of the preceding Year. In the case of a Director’s initial election to the Board, the initial Election Form must be received not more than 30 days following his or her election to the Board and, if received within such 30-day period, the Election Form shall be effective only for Eligible Compensation earned after the election becomes irrevocable pursuant to Section 11(f). The time of election and the time of distribution shall comply in all respects with the applicable requirements of Section 409A of the Code.

(f)	Irrevocability of Election. A Director’s election to defer all or any portion of his or her Eligible Compensation for any Year shall be irrevocable upon receipt by the Secretary of a completed Election Form from the Director.

(g)	Form of Distributions.

(i)	Distributions of amounts credited to each Participant’s Cash Account shall be made in cash.

(ii)	Distributions of units credited to each Participant’s Stock Unit Account shall be made by issuing to such Participant an equivalent number of Shares.

(iii)	Distribution of Shares relating to vested Restricted Stock Units the Participant has elected to defer shall be made by issuing to such Participant the whole number of Shares attributable to such vested Restricted Stock Units. Notwithstanding the foregoing, no fractional shares will be issued and any fractional unit will be distributed by payment of cash in the amount represented by such fractional unit based on the Fair Market Value on the date preceding the date of payment.

(h)	Time of Distributions.

(i)	Normal Distributions. Except as otherwise hereinafter provided, distributions from a Participant’s Deferred Compensation Account shall be made on the first day of the month following such Participant’s Separation from Service on the Board for any reason other than death.

Notwithstanding the foregoing, no distribution may be made to a Specified Employee before the date that is six months after the date of Separation from Service or, if earlier, the date of death.

(ii)	Change in Control. In the event a Participant experiences a Separation From Service (other than for cause) within 24 months after a Change in Control, then, to the extent permitted without additional tax or penalty by Section 409A of the Code, such Participant shall receive a distribution of the balances credited to the Participant’s Account which are attributable to amounts credited to the account. See Section 9(b)(iii) for the effect of such Separation From Service on deferred Restricted Stock Units.

The amounts to be distributed pursuant to this Section 11(h)(ii) shall be paid on, or as soon as practicable (but no later than 60 days) after, the Participant’s Separation from Service, provided, however, that if the Participant is a Specified Employee upon such Separation From Service, the balances credited to the Participant’s Account will be distributed on, or as soon as practicable (but no more than 10 days) after, the first day of the seventh month following such Separation From Service.

To the extent that distributions of amounts pursuant to this Section 11(h)(ii) are not permitted without additional tax or penalty by Section 409A of the Code, the affected Participant shall receive distribution of the amounts referred to in this Section 11(h)(ii) in accordance with Section 11(h)(i).

(iii)	Unforeseeable Emergency. An earlier distribution may be made upon a finding that the Participant is suffering from an Unforeseeable Emergency. A withdrawal on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved (A) through reimbursement or compensation from insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or (C) by cessation of deferrals under the Plan.

B-8	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

Withdrawal because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), as determined by the Administrator, in its sole discretion. The Participant must apply in writing for a payment upon an “Unforeseeable Emergency,” using the form prescribed by the Administrator. The Administrator retains the sole and absolute discretion to grant or deny a payment upon an Unforeseeable Emergency. In the event of approval of a payment upon an Unforeseeable Emergency, the Participant’s outstanding deferral elections under the Plan shall be cancelled.

(i)	Death of Participant. Notwithstanding the foregoing, in the event of the death of a Participant prior to receipt by such Participant of the full amount of cash and number of shares to be distributed from his or her Deferred Compensation Account, all such cash and/or shares will be distributed to the beneficiary or beneficiaries designated by the Participant, or if no beneficiary has been designated, to the Participant’s estate as soon as practicable following the month in which the death occurred. Shares to be distributed to the Participant in connection with deferred Restricted Stock Units shall also be distributed as described in the preceding sentence but in no event earlier than the fourth anniversary of the date of grant.

(j)	Certain Rights Reserved by the Company. In the event that, pursuant to Section 13, the Company suspends, modifies or terminates this Plan, the Company shall have the right to distribute to each Participant all amounts in such Participant’s Cash Account or Shares equivalent to units in such Participant’s Stock Unit Account, including, in the case of Stock Unit Accounts, the right to distribute cash equivalent to the units in such Accounts and all Shares attributable to vested Restricted Stock Units that a Participant has elected to defer, provided that any such suspension, modification or termination may be effected without penalty under Section 409A of the Code.

(k)	Certain Affiliations. In the event that a Participant terminates his or her membership on the Board and becomes affiliated with a government agency, all amounts in such Participant’s Cash Account, shares equivalent to units in such Participant’s Stock Unit Account and Shares attributable to Restricted Stock Units that such Participant has elected to defer will be distributed to the Participant if such payment is necessary to avoid violation of any applicable federal, state, local or foreign ethics or conflict of interest law or if necessary to comply with an ethics agreement with the federal government.

SECTION 12. OTHER STOCK-BASED AWARDS.

The Administrator is hereby authorized to grant to Directors such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Administrator to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Administrator shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 12 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Administrator shall determine, the value of which consideration, as established by the Administrator, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted. The Company intends that such other Awards granted pursuant to this Section shall comply with Section 409A of the Code if applicable.

SECTION 13. AMENDMENT AND TERMINATION.

Except to the extent prohibited by or inconsistent with applicable law:

(a)

Amendments. The Board may amend, alter, suspend, discontinue or terminate the Plan, including, without limitation, the number of shares subject to Awards granted pursuant to Sections 6, 7 and 10, without the consent of any stockholder, Participant, other holder or beneficiary of any Award, or other person; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to comply with the listing requirements of The NASDAQ Stock Market or (ii) the consent of the affected Participants, if such action would adversely affect the rights of such Participants under any outstanding Award; and provided further, that no such amendment or alteration shall increase the aggregate number of shares that may be issued under the Plan or increase the total value of Awards that may be granted in any given Year, in each case except as provided in Section 5(d). In addition, any such amendment shall be in compliance with Section 409A of the Code. The Administrator may modify any outstanding Awards to comply with Section 409A without consent from Participants. Notwithstanding any other provision of the Plan or any Award Agreement, no amendment, alteration, suspension, discontinuation or termination of the Plan or any Award Agreement shall be made that would (1) permit Options or SARs to be granted with a per Share exercise

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	B-9

price of less than the Fair Market Value of a Share on the date of grant thereof or (2) except as provided in Section 5(d), (w) reduce the exercise price of any Option or SAR established at the time of grant thereof, (x) be treated as a repricing under U.S. generally accepted accounting principles (“GAAP”), (y) cancel an Option or SAR in exchange for another Option, SAR, restricted stock unit or any other Award, or (z) terminate an Option or SAR in exchange for a cash amount equal to or greater than the excess, if any, of the Fair Market Value of the underlying Shares on the date of cancellation over the exercise price times the number of Shares outstanding under the Award. A cancellation and exchange described in clause (y) of the immediately preceding sentence is prohibited regardless of whether the option, SAR, restricted stock unit or other equity is delivered simultaneously with the cancellation and regardless of whether the cancellation and exchange are treated as a repricing under GAAP or are voluntary on the part of the Participant.

(b)	Correction of Defects, Omissions and Inconsistencies. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 14. GENERAL PROVISIONS.

(a)	No Rights of Stockholders. Neither a Participant nor a Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any Shares issuable under the Plan in connection with any Award or Account, in whole or in part, unless and until certificates or other indicia of ownership of such shares shall have been issued.

(b)	Limits of Transfer of Awards. No Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution. During the Participant’s lifetime, rights under an Award shall be exercisable only by the Participant, or if permissible under applicable law, by the Participant’s guardian or legal representative.

(c)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

(e)	Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person, Award or Account, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)	No Trust or Fund Created. Neither the Plan nor any Award or Account shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive an Award or Account, or Shares pursuant to an Award or Account, from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)	Accounts Unsecured. Until distributed, all amounts credited to any Cash Accounts or represented by units credited to any Stock Unit Account shall be property of the Company, available for the Company’s use, and subject to the claims of general creditors of the Company. The rights of any Participant or beneficiary to distributions under this Plan are not subject to anticipation, alienation, sale, transfer, assignment, or encumbrance, and shall not be subject to the debts or liabilities of any Participant or beneficiary.

(h)	Withholding. The Company shall be authorized to withhold from any Awards granted or any transfer made under any Award or under the Plan or from any dividend equivalents to be paid on Restricted Stock Units the amount (in cash, Shares, other securities, or other property) of any taxes required to be withheld in respect of a grant, exercise, payment or settlement of an Award or any payment of dividend equivalents under Restricted Stock Units or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations of the Company for the payment of any such taxes.

B-10	TEXAS INSTRUMENTS • 2018 PROXY STATEMENT

(i)	No Right to Continued Board Membership. The grant of an Award or establishment of an Account shall not be construed as giving a Participant the right to be retained as a director of the Company. The Board may at any time fail or refuse to nominate a Participant for election to the Board, and the stockholders of the Company may at any election fail or refuse to elect any Participant to the Board free from any liability or claim under this Plan or any Award or Account.

(j)	409A Compliance. The Company makes no representations or covenants that any Award granted or Deferred Compensation arrangement maintained under the Plan will comply with Section 409A of the Code.

SECTION 15. EFFECTIVE DATE OF THE PLAN.

The Plan shall be effective as of the date of its approval by the stockholders of the Company.

SECTION 16. TERM OF THE PLAN.

No Award shall be granted or compensation deferred under the Plan after the tenth anniversary of the Effective Date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted or Account established prior to the termination of the Plan may extend beyond such date, and the authority of the Committee and the Board under Section 12 to amend, alter, adjust, suspend, discontinue, or terminate any such Award or Account, or to waive any conditions or rights thereunder, shall extend beyond such date.

TEXAS INSTRUMENTS • 2018 PROXY STATEMENT	B-11

TEXAS INSTRUMENTS INCORPORATED

ATTN: JANE NAHRA

P.O. BOX 655474

MS 3999

DALLAS, TX 75265-5474

For registered shares, your proxy must be received by 11:59 P.M. (Eastern time) on April 25, 2018.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern time) on April 23, 2018.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until the applicable cut-off date and time above. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until the applicable cut-off date and time above. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by the applicable date and time above.

STOCKHOLDER MEETING ADVANCE REGISTRATION

You must register and print your advance registration form by 11:59 p.m. April 25, 2018 at the stockholder meeting registration site: www.proxyvote.com. If you are unable to print your advance registration form, please call Stockholder Meeting Registration Phone Support (Toll Free) 1-844-318-0137 or (International Toll Call) 1-925-331-6070.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37573-P02076	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

 TEXAS INSTRUMENTS INCORPORATED

The Board of Directors recommends you vote FOR each of the nominees for Director and FOR Proposals 2 through 4.
Vote on Directors

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. R. W. Babb, Jr.	☐	☐	☐

	1b. M. A. Blinn	☐	☐	☐

	1c. T. M. Bluedorn	☐	☐	☐

	1d. D. A. Carp	☐	☐	☐

	1e. J. F. Clark	☐	☐	☐

	1f. C. S. Cox	☐	☐	☐

	1g. B. T. Crutcher	☐	☐	☐

	1h. J. M. Hobby	☐	☐	☐

	1i. R. Kirk	☐	☐	☐

	1j. P. H. Patsley	☐	☐	☐

	For	Against	Abstain
1k. R. E. Sanchez	☐	☐	☐
1l. R. K. Templeton	☐	☐	☐

2. Board proposal regarding advisory approval of the Company’s executive compensation.	☐	☐	☐

3. Board proposal to approve the Texas Instruments 2018 Director Compensation Plan.	☐	☐	☐

4. Board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature(Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 26, 2018

You are invited to attend the 2018 annual meeting of stockholders on Thursday, April 26, 2018, in the auditorium on our property at 12500 TI Boulevard, Dallas, Texas, at 8:30 a.m. (Central time). At the meeting we will consider the election of directors, advisory approval of the Company’s executive compensation, approval of the Texas Instruments 2018 Director Compensation Plan, ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018, and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2018 Notice and Proxy Statement and 2017 Annual Report are also available at www.proxyvote.com.

E37574-P02076

PROXY FOR ANNUAL MEETING

TO BE HELD APRIL 26, 2018

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints MARK A. BLINN, ROBERT E. SANCHEZ, RICHARD K. TEMPLETON, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 26, 2018, at 8:30 a.m. (Central time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, upon the Board proposals and upon other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and FOR Proposals 2 through 4. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant’s shares in accordance with the participant’s instructions unless otherwise required by law. If the trustee does not receive voting instructions for TI shares under the plans by April 23, 2018, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received unless otherwise required by law. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

IMPORTANT - On the reverse side of this card are procedures on how to vote the shares.

Please consider voting by Internet or telephone.

TEXAS INSTRUMENTS INCORPORATED

2018 Annual Meeting

April 26, 2018

Important proxy voting material is ready for your action.

This email represents the following share(s):
TEXAS INSTRUMENTS INC. COMMON	123,456,789,012.00000
TEXAS INSTRUMENTS INC. 401K SAVINGS	123,456,789,012.00000
TEXAS INSTRUMENTS INC. 401K SAVINGS	123,456,789,012.00000
TEXAS INSTRUMENTS INC. 401K	123,456,789,012.00000
TEXAS INSTRUMENTS INCORPORATED - 401K	123,456,789,012.00000
TEXAS INSTRUMENTS INCORPORATED - 401K	123,456,789,012.00000
EMAIL MATCHING FILE	123,456,789,012.00000
TEXAS INSTRUMENTS INC. COMMON	123,456,789,012.00000

Three

Ways to Vote

Now via ProxyVote	Vote By
At the Meeting	April 25, 2018 11:59 P.M. ET
By Phone	For shares held in a Plan, vote by
1.800.690.6903	April 23, 2018 11:59 P.M. ET
Control Number: 0123456789012345

To attend the Annual Meeting in person, you must request an advance registration form at www.proxyvote.com by April 25, 2018 11:59 P.M. ET.

Important

Materials

    Annual Report and Proxy Statement

For holders as of February 26, 2018